As filed with the Securities and Exchange Commission on August 4, 2005
Securities Act File No. 333-108111

U.S. SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

________________ AMENDMENT NO. 3 TO FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 _________________

G.G.S. PLASTIC ENGINEERING INC. (Name of small business issuer in its charter)

Ontario, Canada (State or other jurisdiction of incorporation or organization)	3089 (Primary Standard Industrial Classification Code Number)	N/A (IRS Employer Identification No.)
40 Simpson Road Bolton, Ontario L7E 1Y4 Canada (905) 951-1551 (Address and telephone number of principal executive offices and principal place of business)

Goyko Martinovic 40 Simpson Road Bolton, Ontario L7E 1Y4 Canada (905) 951-1551 (Name, address and telephone number of agent for service)

Copy to: Andrew J. Beck, Esq. Torys LLP 237 Park Avenue New York, New York 10017 (212) 880-6000

Approximate date of commencement of proposed sale to the public: as soon as practicable after the registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares	2,400,000 shares	$.833	$2,000,000	$161.80(2)
(1) Estimated solely for the purpose of calculating the registration fee.

(2) Previously paid.

________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED AUGUST 4, 2005

G.G.S. Plastic Engineering Inc.

2,400,000 Common Shares

__________________

The selling shareholders named in this prospectus are offering all of the common shares offered through this prospectus. We will not receive any proceeds from the sale of the common shares being sold by the selling shareholders.

Our common shares are not listed on any national securities exchange or the NASDAQ Stock Market.

The selling shareholders may offer their shares, which they purchased for U.S. $.08 per share, at any price, although they initially will offer them at U.S.$1 per share until the common shares are quoted on the OTC Bulletin Board. We will pay all expenses of registering the shares.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page ___ of this prospectus.

Owning our common shares may subject you to tax consequences in both the United States and Canada. This prospectus may not fully describe these tax consequences. You should consult your own tax advisor with respect to your own particular circumstances and read the tax discussion under “Certain United States and Canadian Federal Income Tax Considerations.”

Your ability to enforce civil liabilities under United States federal securities laws may be adversely affected because we are incorporated under the laws of the Province of Ontario, Canada, some of our officers and directors and some of the experts named in this prospectus are Canadian residents, and some of our assets and some of the assets of those officers, directors and experts are located outside the United States.

We have not authorized anyone to provide you with different information from that contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2005.

Until __________, 2005, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Company intends to furnish to its shareholders annual reports containing audited financial statements.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and the notes thereto appearing elsewhere in this prospectus. Unless otherwise noted, all dollar amounts herein are in U.S. dollars. In some cases, unless otherwise specified, we have presented the U.S. dollar equivalent of Canadian dollar amounts based on the Noon Rate on July 18, 2005 of Cdn.$1.2154 = U.S.$1.00. All share information reflects a 5,200-for-1 stock split of the common shares effected as of November 19, 2003. Prospective investors should carefully consider the information set forth under “Risk Factors.”

The Company

G.G.S. Plastic Engineering Inc. (“G.G.S.”, “we” or the “Company”) manufactures plastic components that are generally sold to other manufacturers (Original Equipment Manufacturers) in the automotive supply industry. G.G.S. manufactures in excess of 150 different parts which are eventually installed in such vehicles as the Ford Windstar and Explorer, Chrysler Minivan and General Motors’ Saturn models. Some of these parts are for use in specific car models while others may be used in a variety of models. Components manufactured by the Company include seat belt buckles, locks, door handles and various other parts which are used to manufacture automobiles.

The Company has developed an expertise in highly specialized molding processes which enables it to combine metal and plastic to manufacture automobile components.

G.G.S. was incorporated in Ontario, Canada on May 3, 1979. It was formed by Goyko and Gavrilo Martinovic for the purpose of operating a tool and die shop. In 1986 the Company changed its business to focus on the automotive parts manufacturing industry.

The principal executive offices of the Company are located at 40 Simpson Road, Bolton, Ontario, Canada L7E 1Y4 and its telephone number is (905) 951-1551.

The Offering

Securities being offered	Up to 2,400,000 common shares

Common Shares outstanding after Offering	7,672,200 common shares

Offering price
After the common shares are quoted on the OTC Bulletin Board, the selling shareholders (who purchased their shares for U.S. $.08 per share) will sell our shares at prevailing market prices or privately negotiated prices. Until the common shares are quoted they will offer them at U.S.$1 per share

Use of proceeds	We will not receive any proceeds from the sale of the common shares by the selling shareholders

Summary Financial Information

	Year Ended July 31,		Nine Months Ended April 30,
	2004	2003	2005	2004
			(Unaudited)

Operating Results:
Sales	$11,972,334	$11,623,054	$10,529,816	$9,256,241
Cost of sales	10,624,793	10,439,603	9,012,145	8,320,750
Gross profit	1,347,541	1,183,451	1,517,671	935,491
Expenses (1)	1,364,478	1,094,556	1,321,729	950,500
(Loss) income before income taxes	(16,937)	88,895	195,942	(15,009)
Deferred income taxes (recovery)	(5,989)	117,016	-0-	(8,190)
Net (loss) income	$(10,948)	$(28,121)	$195,942	$(6,819)
Foreign currency translation	86,990	64,155	96,379	32,041
Comprehensive income	$76,042	$36,034	$292,321	$25,222
Net income (loss) per share (basic and diluted)	$(0.00)	$(0.01)	$0.03	$(0.00)
Weighted average number of common shares outstanding	6,284,932	5,200,000	7,613,261	5,640,816

	July 31, 2004	April 30, 2005
		(Unaudited)

Balance Sheet Data:
Current assets	$4,818,917	$6,315,819
Total assets	10,579,825	12,087,904
Current liabilities (2)	4,630,975	5,896,033
Capital leases (2)-	621,288	543,344
Deferred income taxes (2)	315,809	343,636
Long-term debt(3)	1,467,795	1,193,306
Due to directors	1,695,118	1,870,195
Shareholders’ equity (deficiency) (4)	(262,279)	130,271
_____________
(1) Expenses are net of Recovery of Research and Development Costs of $402,298, $539,132, $402,534 and $484,997, respectively, at July 31, 2004 and 2003 and April 30, 2005 and 2004.
(2) The aggregate current portion of due to directors, financing arrangements, capital leases and deferred income taxes, amounting to $900,373, $806,351, $1,155,144 and $900,373, respectively, at July 31, 2004 and 2003 and April 30, 2005 and 2004, is included in current liabilities.
(3) Other than capital leases, deferred income taxes and due to directors
(4) Shareholders’ equity (deficiency) includes $2,111,119 in Redeemable Preference Stock at July 31, 2004 and 2003 and April 30, 2005 and 2004.

RISK FACTORS

Described below are certain risks that we face. Our business, operating results or financial condition could be materially adversely affected by, and the trading price of our common shares could decline due to, any of these risks.

Our accountants believe there is substantial doubt about the Company’s ability to continue as a going concern.

The Company incurred net losses of $28,121 and $10,948 for the fiscal years ended July 31, 2003 and 2004, respectively, and had a shareholders’ deficiency of $(262,279), which includes $2,111,119 in redeemable preference stock, at July 31, 2004. These factors raise substantial doubt that the Company will be able to continue as a going concern.

The holders of our redeemable preference stock may receive substantial amounts from the Company before any distributions are made to holders of our common shares.

In connection with any liquidation of the Company, the holders of the Company’s redeemable preference stock would be entitled to receive $2,111,119 before any distributions are made to the holders of the common shares. In addition, the holders of the redeemable preference stock may require at any time that the Company retract (redeem) their shares for $2,111,119 on 30 days’ prior written notice, which would seriously impair the Company’s liquidity.

We are dependent on certain key customers. Over the last several years, our three largest customers have accounted for approximately 85% to 95% of our sales. The loss of any such customer would cause a substantial loss of our revenues.

Our revenues are dependent upon the expenditures of a small number of key customers. Our three largest customers each accounted for approximately 30% of our consolidated net sales in the nine months ended April 30, 2005 compared with 52%, 18% and 18% in fiscal 2003. We expect that this customer concentration will continue for the foreseeable future. Our customer relationships are not based upon long-term contracts, and our customers may discontinue purchases of our products upon short notice.

Our success is dependent on continued growth in the automotive markets, and our revenues will be reduced if there are reductions in such growth.

Our revenues are heavily dependent on customers in the automotive industry. We expect that this will be true for the foreseeable future. During calendar years 2003 and 2004, the North American economy experienced a slowdown in manufacturing activity. In particular the automotive industry is currently enduring reductions in orders. If the rate of growth continues to slow or if we experience negative growth, our revenues will be reduced and we may experience a loss. Even if sales by our major customers become strong, our results of operations may be less than we anticipate if sales to other customers do not grow or grow slower than anticipated. Similarly, unfavorable market reaction to the industry in general or the results of operations reported by our customers may cause a corresponding decline in the results of our operations.

Significant capital investments will be necessary to achieve our growth plans, which may reduce earnings and negatively affect the value of our common shares.

Significant capital investments will be necessary to achieve our growth plans, which may reduce earnings and negatively affect the value of our common shares. G.G.S. anticipates its capital requirements for fiscal 2005 to be in the neighborhood of $500,000 to $750,000. Our ability to meet these capital requirements depends on numerous factors such as the availability of funds from operations and access to additional debt and equity financing. No assurance can be given that the necessary funds will be available. Moreover, incurrence of additional debt financing may involve restrictive covenants that could negatively affect our ability to operate the combined business in the desired manner, and raising additional equity may be dilutive to shareholders. The failure to obtain funds necessary for the realization of our growth plans could prevent us from realizing our growth strategy and, in particular, could force us to forego acquisition opportunities that may arise in the future. This could, in turn, have a negative impact on our competitive position. We have no specific plans or intentions with respect to acquisitions.

We must keep pace with rapid technological change, market conditions and industry developments to maintain or grow our revenues.

The product markets of our customers are characterized by rapid change and technological improvements. Our future success will depend in part on our ability to enhance our current product offerings to keep pace with technological developments and to address increasingly sophisticated customer needs. We may not be successful in developing and marketing products in a timely manner that respond to the technological advances by others, and our products may not adequately or competitively address the needs of the changing marketplace.

Our operating results may suffer because of competition in the plastic injection molding industry.

The plastic injection molding industry is highly competitive and is served by numerous companies. Management believes that many of these competitors have equal or significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. We believe that the principal competitive factors in our market include quality, price, design capabilities, responsiveness and speed of delivery. We may not be able to compete effectively on these or other bases, and, as a result, we may not be able to maintain our current customer relationships or develop new customer relationships.

If we lose members of our management team it will be difficult for us to conduct our business operations.

We believe that our success depends to a significant degree upon the continued contributions of our executive officers and other key personnel, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate them. If we lose any members of our management team, we may not have sufficient depth of management expertise to run our operations efficiently. Although we have obtained key person life insurance on the lives of Gavrilo Martinovic, Anna Martinovic and Goyko Martinovic, there can be no assurance that it will be sufficient to offset the loss of one or more of these key employees.

We are a supplier of parts rather than end products. Accordingly, our success is dependent on the outsourcing by our customers of the design, engineering and manufacture of plastic parts for our current revenues and future growth and on our continued access to certain design and engineering services.

If existing outsourcing from our current customers ceased, our business, including our results of operations and financial condition, would be adversely affected. Furthermore, our growth is dependent on the continued trend by original equipment manufacturers, particularly in the automotive industry, to outsource their manufacturing needs for plastic and related parts. If original equipment manufacturers or companies providing them with assembled products were to perform more manufacturing services themselves, our revenues might decline and our business and results of operations would be harmed.

We had no cash at July 31, 2003 or 2004 or April 30, 2005.

Because all of our cash is swept under our credit agreement with our primary bank and automatically applied to our outstanding indebtedness, we had no cash at July 31, 2003 or 2004 or April 30, 2005. Our ability to redraw new funds on this facility is subject to a formula based on the level of our receivables and inventory. Consequently, it is possible that even though the Company may be well within its overall maximum bank credit lines, it may not be able to access these funds due to insufficient levels of receivables and inventory, which would adversely affect the Company’s liquidity. The Company is not currently contemplating changing its financing arrangements. Accordingly, investors should expect that the Company will continue to have no or nominal levels of cash for the foreseeable future.

Because our directors own 68% of our outstanding common shares, they could make and control corporate decisions that may be disadvantageous to minority shareholders.

Our directors own approximately 68% of the outstanding common shares. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

If a market for our common shares does not develop, shareholders may be unable to sell their shares.

There is currently no market for our common shares and we can provide no assurance that a market will develop. We believe that the common shares will be quoted on the NASD OTC Bulletin Board. However, we can provide investors with no assurance that our shares will be quoted on the Bulletin Board or, if quoted, that an active public market will materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their shares. In such a case, shareholders may find that they are unable to achieve benefits from their investments.

A purchaser is purchasing penny stock which limits the ability to sell the stock.

The shares offered by this prospectus constitute penny stock under the Securities Exchange Act of 1934. The shares will remain penny stock for the foreseeable future. The classification as penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her common shares will be subject to Rules 15g-1 through 15g-10 of the Securities Exchange Act. Rather than subjecting themselves to these rules, some broker-dealers will refuse to attempt to sell penny stock.

Forward-looking statements in this document may prove inaccurate

This document contains forward-looking statements about our company that are not historical facts but, rather, are statements about future expectations. When used in this document, the words “anticipates,”“believes,”“expects,”“intends,”“should” and similar expressions as they relate to us, or to our management, are intended to identify forward-looking statements. However, forward-looking statements in this document are based on management's current views and assumptions and may be influenced by factors that could cause actual results, performance or events to be materially different from those projected. These forward-looking statements are subject to numerous risks and uncertainties. Important factors, some of which are beyond our control, could cause actual results, performance or events to differ materially from those in the forward-looking statements. These factors include those described above under “Risk Factors” and:

• Impact of general economic conditions in North America;
• Changes in laws and regulations;
• Fluctuation in interest rates; and
• Access to capital markets.

Our actual results or performance could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, we cannot predict whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on our results of operations and financial condition. You should not place undue reliance on these foward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares offered by this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell their shares at prevailing market prices or privately negotiated prices.

DILUTION

The selling shareholders purchased their common shares at a purchase price of U.S. $0.083 per share.

SELLING SHAREHOLDERS

We have listed below:

•	the name of each selling shareholder
•	the number of common shares beneficially owned by the selling shareholder as of the date of this prospectus
•	the number of shares being offered by each of them.

After the offering, assuming all shares offered hereby are sold, none of the selling shareholders will own any of the outstanding common shares.

During the last three years, no selling shareholder has been, or been an affiliate of, any officer, director, employee or affiliate of our company, nor has any selling shareholder had any material relationship with our company, any of our predecessors of affiliates, or with any other selling shareholder, or provided or agreed to provide any services to us. Each of the selling shareholders is a non-U.S. entity. Temkey Holdings Ltd. and Varia Investments Inc. are private investment holding companies. Openshore Holdings Limited is an investment company that invests in public or soon-to-be-public companies. Wyndham Investments Inc. is a venture capital investment company that is primarily in the business of analyzing investment opportunities in the small and micro cap areas. In addition to making private investments, AcquaVenture Scuba Services Inc. operates a scuba diving service in the British Virgin Islands.

The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders are under no obligation to sell all or any portion of their shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Shares Offered

Temkey Holdings Ltd.(1) Suite 1055, 1930 Yonge Street Toronto, Ontario, Canada M4S 1Z4	480,000	6.3	480,000

Openshore Holdings Limited(2) #1 Christopher Building Wickham’s Cay 1 Road Town, Tortola British Virgin Islands	480,000	6.3	480,000

Wyndham Investments Inc.(3) “Carmen”, Christchurch Bridgetown, Barbados	480,000	6.3	480,000

Varia Investments Inc.(4) 5 Nelson Road, Rockley Bridgetown, Barbados	480,000	6.3	480,000

AquaVenture Scuba Services Inc.(5) P.O. Box 11156 St. Thomas, U.S. Virgin Islands 00801	480,000	6.3	480,000

1. Beneficially owned by Arthur Berelowitz
2. Beneficially owned by Peter Clausi
3. Beneficially owned by Kevin Lewis
4. Beneficially owned by J. Philip Brown
5. Beneficially owned by Christopher Cormack

PLAN OF DISTRIBUTION

The shares offered hereby by the selling shareholders may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker’s transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The selling shareholders initially will offer the shares, which they purchased for U.S. $.08 per share, at U.S.$1 per share until the common shares are quoted on the OTC Bulletin Board. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with the sales of securities. The shares offered by the selling shareholders may be sold by one or more of the following methods, including without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) ordinary brokerage transactions and transactions in which the broker may solicit purchases, and (c) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling shareholders and intermediaries through whom the securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the shares offered, and any profits realized or commission received may be deemed underwriting compensation.

At the time a particular offer of the common shares is made by or on behalf of a selling shareholder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the shares purchased from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

Whenever we are notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or a purchase by a broker-dealer, agent or underwriter, we will file a supplemented prospectus, if required, pursuant to Rule 424(c) under the Act. The supplemented prospectus will disclose (a) the name of each broker-dealer, agent or underwriter, (b) the commissions paid or discounts or concessions allowed to broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable, (c) that the broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (d) other facts material to the transaction. In addition, we will file a supplemental prospectus if any successors to the named selling shareholders wish to sell under this prospectus.

We have informed the selling shareholders that the anti-manipulative rules under the Exchange Act, including Regulation M thereunder, may apply to their sales in the market and have furnished each of the selling shareholders with a copy of these rules. We have also informed the selling shareholders of the need for delivery of copies of this prospectus in connection with any sale of securities registered hereunder.

Sales of shares by the selling shareholders or even the potential of such sales would likely have an adverse effect on the market price of the shares offered hereby.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of the financial condition and results of operations should be read in conjunction with the financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed therein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties related to the need for additional funds, the rapid growth of the operations and our ability to operate profitably a number of new projects. Except as required by law, we do not intend to publicly release the results of any revisions to those forward-looking statements that may be made to reflect any future events or circumstances.

Results of Operations

Nine Months Ended April 30, 2005 Compared with Nine Months Ended April 30, 2004

Sales. During the first nine months, the Company had total sales of $10,529,816 compared to $9,256,241 in the comparable nine month period in 2004, representing an increase of approximately 14%. This increase occurred despite the delay until the fall of two new production projects representing approximately $2.4 million in incremental sales and an estimated corresponding increase in gross margin of $360,000 to $400,000. The deferral of these projects was at the request of the customers involved who continue to remain committed to purchasing the agreed production volumes.

Cost of Sales and Gross Margin/ Profit. In the first nine months, cost of sales was $9,012,145, which represented 85.6% of sales and continued to show improvement compared with the $8,320,750 (89.9%) in 2004. The Company continues to maintain tight operational cost controls while seeking to negotiate improved margins in new contracts and better purchasing. As a result, gross profit and gross margin (before recovery of research and development costs) improved to $1,517,671 and 14.4% compared with the $935,491 and 10%, respectively, for the comparable prior period.

Selling General and Administrative Costs. SG&A expenses have increased by $288,766 to $1,724,263 in reflection of the Company positioning itself to realize on growth opportunities from increased business volumes as well as one-time costs associated with the public offering. A primary contributor to this cost increase was salaries and benefits as the Company hired a new assistant General Manager in anticipation of the increased business volumes over the next fiscal year. Additionally, occupancy costs increased by $52,916 as a result of the Company taking additional warehouse space and associated utility increases.

Research and Development Expenses. The Company continues to provide for research and development expense recoveries based on the qualification criteria of various Canadian federal and provincial rebate programs. For the first nine months of 2005, the Company has recognized $402,534 in anticipated expense rebates which is slightly lower than the $484,997 recorded in the comparable period in fiscal 2004. During June and July of 2004, the Company received cash payments totaling approximately $757,183 of the amounts that had been accrued at April 30, 2004.

Net Income. Reflecting these changes, nine month net income increased to $195,942, as compared to a loss of $6,819 experienced during the comparable period in fiscal 2004. Including foreign currency translation adjustments, total nine-month profit improved to $292,321, from the $25,222 of the year earlier.

We remain optimistic with respect to developments for the remainder of the year and over the next two fiscal years. This optimism is based on:

a)
Preliminary discussions with some of our key customers who wish to reallocate contracts representing $5 to $7 million per year in additional sales. This opportunity has arisen due to the recent insolvency of a significant competitor.

b)
Our recent awarding of a new multi-year purchase order in the amount of $6.8 million (inclusive of the deferred revenue noted above) utilizing the newly installed 1,000 ton press. Additionally, we foresee strong enough potential demand to warrant the procurement of a second 1,000 ton press.

c)
In addition to the sales noted above, the Company currently has a strong pipeline of new projects scheduled to enter production over the next two years. These new projects represent additional sales of $1.5 million during calendar year 2005, $3 million in calendar year 2006, and $3 million in calendar year 2007. Our backlog of tooling work continues to remain at levels consistent with previous years.

d)
The Company currently has a number of new projects under review and is currently experiencing a strong volume of quotation-related activity. While there is no guarantee of success with respect to any potential project, we are optimistic given our historical success at winning such work.

Year Ended July 31, 2004 Compared with Year Ended July 31, 2003

Fiscal year 2004 was a formative year that we anticipate will provide a solid foundation to support the Company’s future growth. The Company had total sales of $11,972,334 as compared to $11,623,054 during fiscal 2003, representing an increase of 3%. This sales increase occurred despite the effect of the widespread electricity blackout that occurred throughout northeastern United States and Ontario that essentially stopped the Company’s production for the first six weeks of the fiscal year. The power outage severely curtailed the operations of the automotive industry due to prolonged production stoppages designed to temporarily reduce energy consumption in direct response to the appeals of public officials. As a result, there was a dramatic reduction in industry activity during the prolonged time period required by the publicly owned nuclear plants and electricity distribution grid in Ontario to return to normal operations. Consumer activity was similarly affected as the uncertainty caused consumers to defer normal vehicle purchasing decisions until after market stability was restored.

Cost of Sales. Cost of sales increased 1.8% compared with the prior year. Increases in utilities (primarily electricity), occupancy costs and sub-contracting expenses were offset by a $456,799 decrease in material costs. While some of the material cost savings are embedded in the increased sub-contracting expenses, a portion of the material savings is due to increased purchasing power resulting from the increase in the value of the Canadian Dollar as well as the implementation of better material handling processes. The production occupancy expense increase of $87,453 pertained to the increase in leased facility space to accommodate the additional business volumes and inventory warehouse space associated with new production capabilities associated with the installation of the 1,000 ton press.

Gross Margin/Profit. The cumulative effects of these changes resulted in an improvement in our gross margin to 11.3% from the 10.2% recorded in fiscal 2003. The Company had determined that its historical “just-in-time” inventory management system, while effective at minimizing inventory and associated working capital requirements, had some adverse impacts on manufacturing efficiencies. Consequently, a decision was made to increase selective inventories which has resulted in improved production efficiencies as a result of longer production runs, less idle and switching costs and set-up times, smoother production scheduling, etc. than was associated with previous material management processes. This has additionally enabled the Company to increase the proportion of production resources on direct production activity. Gross margins also benefited to a limited extent from improved raw material purchasing savings associated with the appreciation of the Canadian Dollar. Since the Company hedges itself against raw material price fluctuations by negotiating contracts and purchase orders that “flow-through” raw material costs to customers, the impact of raw material and currency fluctuations is not significant. Finally, gross margin is affected by product mix as each customer production requirement has differing margins. During the year, some lower margin production contracts had concluded and have since been replaced with contracts offering increased margins.

Selling General and Administrative Costs. SG&A expenses increased in fiscal 2004 by 8.1% or $133,088 to $1.77 million from the $1.63 million recorded in fiscal 2003. This increase is due primarily to increased wages and insurance expenses. Increased wages reflected the increased involvement of internal engineering resources to project management associated with the procurement and implementation of the 1,000 ton press, increased quotation activity and associated production plans. Increased insurance costs reflect the expansion of facility space as well as insurance costs associated with the new production equipment.

Research and Development Expenses and Associated Tax Credit Receivables. The Company accrues for anticipated tax credits arising from the Company’s historical eligibility experience (40% of actual expenses incurred) at qualifying and receiving funds from various Canadian government Scientific Research and Development Tax Credit programs. These programs are designed to encourage corporate research and development activities by financially offsetting the risk associated with the design and implementation of new technologies, products and associated process improvements. This program provides a combination of cash payment and tax credits to companies conducting eligible activities and is settled on an annual basis. These credits are filed on an annual basis, and in the case of the Company are normally paid during the summer months of the following calendar year. The Company has historically successfully received virtually all the amounts claimed with any adjustments being claimed in the following year or otherwise being of a non-material nature. Consistent with this, during June and July of 2004, the Company had received cash payments totaling approximately $524,000 of the amounts that had been accrued at July 31, 2003.

The Company continuously designs and implements a number of new projects and processes which, not only make sense from a business perspective, also qualify for tax credits. During the 2004 fiscal year, the Company accrued approximately $400,000 in savings due to being eligible for these R&D tax credits and had $450,000 in tax credit receivables outstanding.

Bank Fees and Interest. The 28% decrease in financing expenses (a decrease of $223,829) reflects savings associated with the implementation of improvements to the Company’s banking and other credit facilities that had been negotiated during the past year. During the third quarter, the Company used $918,000 in new bank term loans to complete the purchase of the 1,000 ton press as well as repay capital leases. Management anticipates being able to realize additional financing savings as the additional capital from the public offering is employed in the Company’s operations.

Net Income. The Company reported a modest improvement as the Company’s overall net loss from operations and before currency translation adjustments improved to $10,948 from the $28,121 reported in fiscal 2003. After including currency translation adjustments, overall corporate profitability improved to approximately $76,042 from the $36,034 recorded in 2003. While clearly not satisfied with these results, we believe that with the completion of the implementation of new production equipment, profitability should improve in both fiscal 2005 and fiscal 2006.

Receivables and Inventory Changes. At July 31, 2004, the Company’s investment in receivables and inventory stood at $2,272,684 and $2,087,435, representing an increase of 82% and 30%, respectively. The increased investment in receivables reflects the on-going trend in the industry to increase payment terms on receivables. Consistent with this industry trend, the Company has proportionately extended its terms with suppliers.

Approximately $160,000 of the increase in inventory was done in response to a customer request to facilitate the redesign and changeover of products associated with new model years. Under the terms of the associated purchase orders and contracts, the customer is bound to purchase these finished goods and accordingly this increase represents a source of guaranteed future sales. The remainder of the inventory increase was accounted for by the combination of seasonal factors noted above as well as revised production scheduling and some additional inventory stocking of raw materials and components as a precaution against potential labor disruption as the Company renegotiated its labor contracts. Now that both the labor negotiations have been successfully completed as well as progression of shipment of inventory associated with the switchover in model years, inventories are anticipated to return to historical levels with the exception of specific increases associated with improvements to production processes.

The Company financed this increase in receivables and inventories by increasing its usage of its line of credit as well as extending payment terms to suppliers as noted above.

Liquidity and Capital Resources

The Company funds its working capital needs by utilizing a revolving asset-based line of credit facility that enables the Company to borrow funds based on the lesser of approximately $3 million or a formula consisting of 85% of current receivables (under 90 day past due) plus 60% of the book value of finished goods plus 31% of the book value of raw materials. The availability of the line of credit is updated on a monthly basis. As all of the Company’s available cash is automatically applied to credit advances from its line of credit, the Company does not normally hold any material cash balances. Management has negotiated this arrangement as its structure ensures that all borrowings and associated interest costs are minimized on a daily basis.

Based on this formula, the Company has historically had access to at least $2.6 million in credit under this facility and generally manages its advances to ensure that approximately $300,000 to $500,000 of unused credit is available as a liquidity reserve.

During the 2004 fiscal year, the Company’s operations generated $164,506 in cash with the increased investment in receivables and inventories being offset by reductions in tax credit receivables and increases in trade debt. The Company’s refinancing activities generated $1,091,097 which was invested in the procurement of $1,186,074 of production assets (primarily the 1,000 ton press and associated equipment.) This investment expresses management’s confidence in potential sales expected to be generated by the additional production capabilities associated with this equipment.

During March 2005, the Company issued 72,200 common shares to employees as a one-time reward based on the board’s assessment of the individual employee’s tenure, performance, responsibility and corporate contribution. The issuance of these shares represented a form of employee compensation and has been recognized accordingly during the latest period. There was no obligation or compensation plan or system requiring these shares to be issued. The issuance of these shares was intended solely as a discretionary one-time reward designed to further align the interests of employees and shareholders. Management does not currently have any plans or current intentions to repeat this program.

Critical Accounting Polices

The SEC Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” (“FRR 60”), encourages companies to provide additional disclosure and commentary on their most critical accounting policies. Under FRR 60, an accounting policy is considered to be critical if it is important to the company’s financial condition and results, and requires significant judgment and estimates on the part of management in its application. We believe the accounting policies described below represent our critical accounting policies as contemplated by FRR 60.

Allowance for Doubtful Accounts Receivable

We maintain an allowance for doubtful accounts for estimated losses resulting from the possible inability of one or more of our customers to make required payments. Our allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts, the aging of accounts receivable, our historical incidence of bad debts, and the general condition of the industry. If a significant customer’s credit worthiness deteriorates, or our customers’ actual payment defaults exceed our estimates, additional provisions for doubtful accounts may be required and would impact our reported results.

Valuation of Investment Tax Credits Receivable

We record investment and innovative tax credits receivable, earned in connection with research and development undertaken in the year. The amount of the credit recorded as receivable is based on a calculation that takes into account a percentage of labor, materials and other expenses incurred in the process of research and development. We also take into account the historical approval of our claims as filed. If the basis for approval changes, an adjustment to the investment tax credit receivable may be required and would impact our reported results.

DESCRIPTION OF BUSINESS

Introduction and Industry Overview

The automotive business is a global industry which is characterized by intense competition between well-known large international automotive companies. The names of such companies are well-known and include General Motors, Ford, Volkswagen, Toyota, Nissan, Hyundai, Honda, and Volvo, to name a few. Each of these manufacturers also typically supplies vehicles under a number of consumer-oriented brand names (i.e. in the case of General Motors, its brands include Chevrolet, Pontiac, Cadillac, Hummer, Saturn, Vauxhall, Opel, SAAB, etc.).

Historically, each manufacturer had enjoyed a significant market presence in its home market and a significantly lesser market share of foreign markets. (For example, the “Big Three” have typically been much more dominant in North American markets than in Europe or Asia, Volkswagen is more dominant in Europe than North America or Asia while Nissan commands a larger market share in Asia than in North America or Europe.) As these home markets mature, increases in manufacturer profit has become increasingly reliant on expansion in foreign markets, implementation of cost savings and improvements in product design. Consequently, all automotive manufacturers are now simultaneously attempting to achieve profit growth by attacking each others’ home market with innovative and aggressively priced products. This has resulted in the current highly competitive global industry where all manufacturers must approach all markets with the same competitive vigor.

To better compete, the major manufacturers are adopting numerous strategies including; outsourcing of manufacturing operations (particularly of components and sub-assemblies), implementing improved purchasing and material management systems (“just-in-time” inventory management systems, etc.), increasing the flow and frequency of new and improved products (new and updated vehicle model changes), constructing flexible manufacturing plants nearer to consumer markets, and shifting production to markets with lower labor and other such key manufacturing costs (i.e. taxation, health care, litigation, government incentives, etc.).

Manufacturers have all elected to implement the outsourcing of manufacturing in conjunction with other competitive strategies. For example, major manufacturers are using promised investment in new, flexible assembly plants (that are located within the new foreign markets) as a means to both negotiate substantial government incentives as well as move production to lower-cost markets. Concurrently, suppliers are also being expected to establish operations near these new plants as a means to reduce shipping and transportation costs.

This increased outsourcing activity has developed to the point where major key suppliers have become major global corporations with multi-billion dollar sales (i.e. Magna International, Bosh, Delphi, Siemens, etc.) These suppliers are commonly referred to within the industry as the Original Equipment Manufacturers (“OEMs”) or “Tier 1” suppliers. The capabilities of these suppliers have now developed to the point whereby they are able to provide not only major assemblies (i.e. completed engines, powertrains, transmissions, body panels, etc.), but also engineering design, project management and complete assembly services. In fact, the Tier 1 suppliers could even handle the outsourcing of the entire assembly operations of the major automotive manufacturers in the event that this opportunity develops.

Because of these competitive pressures, the major automotive manufacturers are increasingly becoming more consumer and marketing oriented. Their expertise is focused on design, sales, marketing and financing of their vehicles with the result that more manufacturing responsibility is being pushed down to Tier 1 suppliers. The major Tier 1 suppliers are thus becoming significantly more involved in the engineering, assembly and project management of individual vehicles. As the complexity, scale and scope of the Tier 1 responsibilities increase, more manufacturing opportunities are in turn “sub-contracted” to smaller, regional suppliers (“Tier 2” suppliers).

G.G.S. is an example of such a “Tier 2” automotive supplier. Management believes that the Company has strong and long-standing relationships with a number of Tier 1 suppliers and stands to benefit from this trend to push manufacturing to lower levels of the supplier base.

History and Development of the Business

G.G.S. was incorporated in Ontario, Canada on May 3, 1979. It was formed by Goyko and Gabriel Martinovic for the purpose of operating a machine shop to manufacture custom machine parts (tools and dies) for the manufacturing industry. On July 31, 1997 the Company was amalgamated with 934440 Ontario Limited, which was the holding company for G.G.S.

In 1986, reflecting the increase in demand from various “Tier 1” suppliers (Magna International in particular), the business was reoriented to focus on supplying the automotive manufacturing industry with custom machined tools and dies.

Shortly thereafter, as the relationship with Magna strengthened, in addition to providing tools and dies, G.G.S. began to manufacture on a sub-contract basis specialty plastic components on behalf of Magna. The Company acquired several injection molding machines (machines used to manufacture plastic parts), relocated to a larger facility, hired production staff and commenced manufacturing activity.

From the commencement of manufacturing operations in 1987, the Company’s growth has been supported by a number of expansions, refinancings, and relocations. Its present location constitutes a total of 85,000 square feet of manufacturing, office and warehousing space.

Since 1996, manufacturing activities have increased significantly. Consistent with this increase, the Company now primarily uses its expertise in the tool and die business as a competitive advantage with respect to winning and retaining quality customer relationships. This expertise enables GGS to become involved much earlier in the design and engineering phase of customer projects compared with its prior “bid-based” traditional outsourcing manufacturing arrangements. Its tooling and design and development expertise is increasingly being used to meet both the tooling contract management and research and development requirements of specific contracts and purchase orders. Today, manufacturing activities represent between 80% to 90% of the Company’s business volumes on a month-to-month basis.

Business of the Company

G.G.S. is a fully integrated manufacturer of plastic components (plastic injection molder) with a focus on serving large integrated Tier 1 OEM (Original Equipment Manufacturers) automotive suppliers. G.G.S. manufactures in excess of 150 different model and non-model specific parts which are eventually installed in such vehicles as the Ford Windstar and Explorer, and Chrysler Minivan and General Motor’s Saturn models. Components include terminals, contacts, relay covers, seat belts and lock and door handle assemblies.

The average life of a manufacturing supply sub-contract is approximately five to seven years, at which point the program is generally redesigned and re-tendered. The Company’s highest volume items, lock components, were recently redesigned and have an expected life of an additional six years.

By revenue, the breakdown of products manufactured by the Company is approximately as follows:

Description	Percentage of Revenues
Lock Components	25%
Seat Belt Components	25%
Heating and Air Conditioning Components	25%
Mold-Making	10%
Other	15%

The Company is not directly involved in product design, but does participate during the development stage of new programs, by providing design and engineering input through the building of prototypes. This establishes a stronger association with customers and gives G.G.S. increased control over the entire molding process, allowing for production efficiencies, quality and cost improvements.

The Company also has sophisticated quality control equipment for the purposes of tolerance testing and in order to ensure precise color duplication. As a fully integrated manufacturer, G.G.S. endeavors to deliver the highest quality products to its customer. The Company’s primary manufacturing process is injection molding. This process involves the creation of plastic parts by the melting of special “resins” (specially designed plastic “beads” used as the raw material). This resin is melted into a hot, liquid gel which is then fed under high pressure (“injected”) into specially manufactured metal forms (“tools and dies”). Once the plastic has cooled, it is released from the machines at which point it represents finished automotive components.

This manufacturing process is a high-volume process with little tolerance for wastage and errors. The quality of the tools and dies is critical in minimizing the wastage and maximizing the efficiency of the production process. In this respect, the historical founding of the Company as a “tool and die shop” as well as its in-house tool and die manufacturing operations represent an important company asset and competitive advantage.

As a result of these capabilities, the Company has developed an expertise in highly specialized plastic manufacturing (molding) processes involving insert molding and/or two-color molding using engineering resin. Engineering resin differs from commodity-type resin in that, depending on the specified product application, certain characteristics must be achieved in the final product. These characteristics (i.e. strength, flexibility, structural integrity, performance at various temperatures and impact levels, etc.) usually demand a specific type or mixture of resin. These performance specifications are identified by the customer through engineering blueprints. A high level of skill and experience is required when processing such resins as factors such as temperature, cooling time, venting, mold shape and cycle times need to be considered in order to properly produce a quality finished product.

Production

The Company uses the following production processes:

Insert Molding. Insert molding involves surrounding metal inserts or parts with a plastic shell. The insert molding process is complicated and requires a high degree of precision, tooling knowledge and expertise in injection molding. Metal inserts are supplied by, and remain the property of, the customer. An insert is typically used in parts where metal strength and plastic aesthetics are required, such as seatbelt buckles and lock and door mechanisms. The manufacturing process involves an operator manually placing a metal insert into a mold cavity where plastic is molded around the insert.

Two-Color Molding. Where two different types of plastic are required to be attached to each other, G.G.S. previously produced the part in a two stage process; by molding one part first and then using that part as an insert in a second molding process in order to apply the second material. For example, in the case of lock housings (parts that hold locks), a soft flexible plastic strip is attached to the lock housing to reduce rattle and noise in the lock assembly. Such lock housings are one example where formerly heavy metal parts are being replaced by new, extremely strong-engineered plastics.

The Company’s two-color molding equipment and production expertise provides G.G.S. with the capability to manufacture parts using two separate plastic resins simultaneously, without requiring a labor intensive two-stage process. This eliminates secondary handling and sorting and also reduces the total machine molding and cooling time. The process of molding two different plastics is complicated. The Company believes that the capability to do two-color molding distinguishes it from its competitors.

Plastic-Only Molding. Plastic-only molding includes the manufacture of items which are used in the electrical system of a car such as various housings and electrical connectors used in power locks or power windows.

Mold Making. Mold making refers to the manufacture of custom designed metal parts that are used to hold and shape the pressurized, melted engineering resins as they are shaped and cooled into the desired plastic part. Mold making is a skilled process involving the conversion of engineering drawings into fully machined metal pieces (molds) with a very high quality standard. Mold making accounts for approximately 10% of the Company’s revenue. G.G.S. provides mold-making services only to customers for which it has been awarded injection-molding contracts. It is expected that mold making will decline over time as a percentage of total revenue. A large proportion of the Company’s mold making is currently being subcontracted to external mold makers.

Molds built by G.G.S. are paid for and owned by the customer. As molds are built, G.G.S. is generally able to obtain progress payments from customers based on the percentage of completion. A typical mold takes approximately six to ten weeks to build, two to six weeks to obtain quality approval from the customer and another two to four weeks to be placed into production. G.G.S. manufactures molds with two to 16 cavities, based on the customer’s volume requirements, as the number of cavities determines the number of parts that are produced in each machine cycle.

Customers and Suppliers

The Company currently manufactures products for approximately 15 different customers. The three main customers are Magna International Inc., TRW Inc. and Siemens VDO Automotive Inc., which, in the aggregate, represented approximately 90% of the Company’s revenues for the year ended July 31, 2004. With each of these three customers representing approximately 30% of the Company’s sales, the Company achieved an improvement in its sales concentration from the respective 52%, 18% and 18% recorded in fiscal 2003. The Company anticipates that the current sales concentration will remain at present levels for the near future.

G.G.S. typically enters into a supply agreement with a customer, which is renewed annually via blanket (preauthorized, continuous) purchase order. The Company also enters into long-term agreements to produce components through the life of the project, usually five to seven years. It is also common for the Company to be awarded replacement or redesign business.

The Company’s principal raw material is pelletized plastic resin (specialty plastic pellets), representing approximately 38% of the cost of a part. G.G.S.’s primary supplier has historically been DuPont Canada, which supplies the Company with over 40% of its plastic resin requirements. The Company believes that it has a good relationship with DuPont Canada. Notwithstanding the good relationship, the Company is currently increasing its purchases from other suppliers thereby reducing purchases from DuPont Canada to approximately 25% to 30% of its resin purchases. Other suppliers include: Allied Chemical International Corporation, Hoechst Canada Inc., Monsanto Canada Inc., Polymerland Canada Inc. and Schulman Canada Ltd.

The Company bases its resin purchase decisions on price, quality, credit terms and service. Generally the Company purchases on a “spot market” and does not enter into written supply contracts with its suppliers or commit to purchase minimum quantities. While resin prices fluctuate, these prices are normally passed directly through to customers.

Marketing and Sales

Currently the Company does not have a dedicated marketing or sales force. The President of the Company, Goyko Martinovic, oversees high-level client relationships and an internal sales coordinator is also employed. The sales process is usually initiated by the customers by means of requests for quotations, which are usually sent to existing suppliers. The Company’s primary source for new customers is from customer and vendor referrals. The Company also intends to contract with a U.S.-based agent in order to generate increased business in the United States.

Competition

The Company competes with numerous plastic injection molders in a fragmented industry that tends to be structured to satisfy local customer requirements. Many of these companies have substantially greater financial resources than the Company.

G.G.S. believes that competition within the plastic injection molding industry is based principally on a combination of quality, price, design capability, speed of responsiveness and delivery, reputation and manufacturing capability.

G.G.S. distinguishes itself from its competitors by having full design capabilities, experienced technical personnel and sophisticated two-color injection molding equipment. None of G.G.S.’s direct competitors have two-color injection molding equipment and only one or two have in-house mold making facilities. Additionally, G.G.S. is one of the largest Canadian Tier II plastic insert molded products suppliers.

The Company’s four main competitors are: Falcon Plastics, Acco Plastics, Huronia Plastics and Injectec. They are all located in Southern Ontario, with revenues in the $5 million-$20 million range. In most instances, G.G.S. will compete with three companies for insert molded products and as many as six competitors for non-insert components contracts.

Patents, Trademarks and Licenses

The Company does not own any U.S. or foreign patents, trademarks or licenses that are material to its business. G.G.S. does rely on certain data and processes, including trade secrets and know-how, and the success of its business depends, to some extent, on such information remaining confidential.

Environmental Matters

The Company’s operations are subject to certain environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. G.G.S. routinely monitors environmental compliance at its manufacturing facilities. The cost of such compliance has not been significant. The Company is not currently subject to any environmental proceedings. During fiscal 2004, the Company did not make any material capital expenditures for environmental control facilities, nor does it anticipate any such expenditures in the near future. Actions by governmental agencies concerning environmental matters could result in laws or regulations that could increase the cost of producing the products manufactured by G.G.S. or otherwise adversely affect the demand for its products.

Employees

At April 30, 2005, the Company had 162 full-time employees, of which approximately 120 are represented by Teamsters Local 938. The collective bargaining agreement with Teamsters Local 938 recently was extended through December 31, 2006. Management considers relations between the Company and its employees to be good.

Description of Property

In March of 1998, the Company entered into a ten year lease on its main plant and management building in Bolton, Ontario, Canada, comprising approximately 85,000 square feet. The current lease rate is CAD $23,773.40 (approximately U.S.$19,560.15) per month. In May and October of 1998, the Company subleased its previous location in Brampton, Ontario, Canada to two corporate tenants for the balance of the lease term (2006) at an aggregate rental in excess of the Company’s obligations under the lease. The Company moved to the new premises to increase production capacity. In order to accommodate increased inventory requirements arising from its increased production capacity the Company increased its square footage by 24,000 square feet by reassuming its lease on its previous location in Brampton, Ontario and then subletting 5,000 square feet of office space to a tenant to the end of the lease term in March 2006.

Management believes the Company’s properties are in good condition and are adequate and suitable for its present purposes and planned expansion.

DIRECTORS AND EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Goyko Martinovic has been a director and president since the Company’s founding in 1979. He is 49 years of age. Since 1986, Goyko Martinovic has overseen the technical operations of the Company as well as business growth.

Gavrilo Martinovic has been a director since the Company’s founding in 1979. He has served as vice president since 1979. In addition, he served as secretary-treasurer from 1979 to 1986, and 1987 to 1992, and has served as secretary from 1992 to the present. He is 74 years of age and has been instrumental in the Company’s lathe and tool operations as well as strategic planning.

Anna Martinovic has been executive officer and human resources manager since 1980. She is 47 years of age and oversees G.G.S.’s office staff, payroll and accounts payable. She also serves as liaison between the Company and our banks and unions.

Significant Employees

Dorina Grossu has been quality assurance assistant manager since 2004. She is 44 years of age and her duties include quality planning, production part approval, inspection of parts, corrective and preventive action, training of quality control personnel and implementation of quality control systems.

Karen Taylor has been the Company’s accounting manager since 1995. She is 36 years of age and her duties include bank reconciliation accounts receivable, monthly gain and loss journal entries and inventory control.

Vince Oppedisano has been production manager since 1995. He is 37 years of age and he oversees the day to day operations of the plant, sets schedules and supervises cell leaders and set-up technician supervisors.

Branko Jevtovic has been engineering manager since 1990. He is 44 years of age and coordinates the Company’s research and development, acts as liaison with toolmakers and customers and gives quotations for new and/or repairs to existing molds.

Matti Saarlaid has been sales manager since 1997. She is 61 years of age and acts as a liaison between the Company and its customers making sales calls and giving quotations for new business.

Vesco Scepanovic has been maintenance manager since 1994. He is 47 years of age and maintains the injection molding machines and all auxiliary equipment.

Family Relationships

Goyko and Anna Martinovic are husband and wife. Gavrilo Martinovic is Goyko Martinovic’s father.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation paid or accrued by the Company for services rendered in all capacities during the three years ended July 31, 2004 to the Chief Executive Officer of the Company. During fiscal 2004, the executive officers of the Company did not receive any compensation. In addition, neither Gavrilo Martinovic nor Anna Martinovic received total salary and bonus exceeding U.S. $100,000 in either the 2003 or 2002 fiscal year.

		Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)

Goyko Martinovic President and Chief Executive Officer	2004	0	0
	2003	CAD.$177,000 (U.S.$145,631)	0
	2002	0	0

The Company has no stock option plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advances were made to the Company by shareholders to help fund the day-to-day operations of the Company. Net advances represent a series of loans and repayments. The wife of Gavrilo Martinovic, the Vice President and Secretary of the Company, had net advances to the Company of CAD $140,107 (U.S. $115,276) in 2002 and CAD $55,076 (U.S. $45,315) in 2003. Goyko Martinovic, the President and Chief Executive Officer of the Company, and related companies had net advances to the Company of CAD $691,872 (U.S. $569,255) in 2002, CAD $179,061 (U.S. $147,327) in 2003 and CAD $110,000 (U.S. $90,505) during the nine months ended April 30, 2005. These advances bear interest at 5%, have no specific repayment terms and are secured by a general security interest in the Company’s assets. The Martinovics waived their right to interest payments in fiscal 2003 and 2004 in the amount of $179,751. As of April 30, 2005 Goyko was owed CAD $1,252,451 (U.S. $1,030,485) and Gavrilo’s wife was owed CAD $1,391,377 (U.S. $1,144,789).

DESCRIPTION OF SECURITIES

Our authorized share capital consists of an unlimited number of common shares, an unlimited number of Class A preference shares and an unlimited number of Class B preference shares. At July 15, 2005 there were 7,672,200 common shares, 2,000 Class A preference shares and 2,000 Class B preference shares outstanding.

Common Shares

Each common share entitles its holder to one vote at meetings of our shareholders and to receive dividends when declared by our board of directors. All dividends that our board of directors declare will be paid equally on all common shares, subject to the rights of holders of the preference shares. Holders of common shares will participate equally in any distribution of our assets upon our liquidation, dissolution or winding-up, subject to the rights of the holders of the preference shares. There are no pre-emptive, redemption, purchase or conversion rights attaching to the common shares.

Preference Shares

Each of the Class A preference shares pays non-cumulative dividends, in preference to the common and Class B preference shares, at the rate of 6% per annum on the issue price, and is redeemable and retractable at CAD $1,185 (U.S. $975) per share. Each of the Class B preference shares pays non-cumulative dividends, in preference to the common shares, at the rate of 6% per annum on the stated capital, and is redeemable and retractable at fair market value (currently $.0065 per share). The Company may redeem the preference shares upon 10 days’ written notice, and holders of the Class A preference shares may require that we redeem (retract) their shares upon 30 days’ written notice. The holders of the Class A preference shares are not entitled to any voting rights, except as required by law, while the Class B preference shares have one vote per share.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of the Company’s common shares as of July 15, 2005 of each executive officer, each director, and each shareholder in addition to the selling shareholders known to be the beneficial owner of 5% or more of the Company’s Common Shares and all officers and directors as a group. See also “Selling Shareholders.”

Subject to community property laws, where applicable, each person has sole voting and investment power with respect to the shares listed opposite the person’s name. The address for each person listed in the table is 40 Simpson Road, Bolton, Ontario, Canada L7E 1Y4.

Name and Address of Beneficial Owner*	Common Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Goyko Martinovic	2,600,000	33.9

Gavrilo Martinovic	2,600,000	33.9

Anna Martinovic	-0-	-0-

All officers and directors as a group (3 persons)	5,200,000	67.8
_______________ * Each person’s address is c/o the Company, 40 Simpson Road, Bolton, Ontario L7E 1Y4, Canada

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

There is currently no public trading market for the Company’s common shares.

There are no outstanding warrants or options to purchase the Company’s common shares nor are there any securities convertible into common shares.

There are 55 holders of record of the Company’s common shares.

The Company has never paid a cash dividend on its common shares and does not anticipate paying any cash dividends in the foreseeable future. The payment of cash dividends in the future will depend on the Company’s earnings, financial condition and capital needs and on other factors deemed pertinent by the Company’s Board of Directors. It is the current policy of the Company’s Board of Directors to retain earnings to finance the operations and expansion of the Company’s business.

As of November 19, 2003, the Company effected a 5,200-for-1 stock split of its common shares. Immediately prior to the stock split there were 1,000 shares outstanding and there were 5,200,000 shares outstanding immediately after the split.

Shares Eligible for Future Sale

Upon completion of the offering, the Company will have 7,672,200 common shares outstanding, of which 5,272,200 shares (approximately 69% of the shares to be outstanding) will be held by persons who acquired such shares in transaction in which such shares were not registered under the Securities Act of 1933 (the “Securities Act”). These shares may not be sold unless registered under the Securities Act or sold pursuant to Rule 144 or another applicable exemption. Rule 144, as currently in effect and subjects to its provisions and other applicable federal and state securities laws, permits a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least one year to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding common shares or the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information concerning the Company. Rule 144 also permits, under certain circumstances, such sale of shares without any quantity limitation or current public information by a person who is not an affiliate of the Company and who has satisfied a two-year holding period.

5,200,000 of the common shares outstanding (approximately 68% of such shares) will be eligible for sale under Rule 144 beginning 90 days after the date of this prospectus, subject to compliance with Rule 144 volume limitations, all of which shares are held by officers and directors of the Company. An additional 72,200 shares held by employees were sold pursuant to Regulation S under the Securities Act and may be eligible for sale.

The Company cannot predict the number of common shares which may be sold in the future pursuant to Rule 144 or otherwise since such sales will depend upon the market price of the common shares, the individual circumstances of holders thereof and other factors. Any sales of a substantial number of common shares in the public market could have a significant adverse effect on the market price of the common shares.

CERTAIN UNITED STATES AND CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

This summary is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our common shares. Prospective purchasers of our common shares should consult their own tax advisors concerning the tax consequences of their particular situations.

Certain United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax considerations arising from the acquisition, ownership and disposition of the Company’s common shares by United States holders and non-United States holders. You are a United States holder if you are the beneficial owner of common shares and you are:

•
an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code (as defined below);

•	a corporation or other entity that is taxable as a corporation, created or organized in or under the laws of the United States or any of its political subdivisions;
•	an estate the income of which is subject to United States federal income taxation regardless of its source;
•	a trust subject to the primary supervision of a United States court, and one or more United States persons have the authority to control all substantial decisions of the trust; or
•	any other person that is subject to United States federal income tax on his, her or its worldwide income.

You are a “non-United States holder” if you are a beneficial owner of common shares and are not a United States holder.

This summary deals only with common shares that you hold as a capital asset for United States federal income tax purposes, and does not address tax considerations applicable to you if you are United States holder subject to special tax rules, such as:

•	a broker-dealer, a dealer in securities or foreign currency, or a financial institution;
•	a pass-through entity (e.g., a partnership) or an investor who holds the Company’s common shares through a pass-through entity (e.g., a partner in a partnership);
•	an insurance company;
•	a tax-exempt organization;
•	a United States holder subject to the alternative minimum tax provisions of the Code;
•	a United States holder holding the Company’s common shares as part of a hedge, straddle or other risk reduction or constructive sale transaction;
•	a United States expatriate;
•	United States holders that own, or are deemed for United States tax purposes to own, 10% or more of the total combined voting power of all classes of the Company’s voting stock;
•	United States holders that have a principal place of business or “tax home” outside the United States; or
•	United States holders whose “functional currency” is not the United States dollar.

The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986 (the “Code”), as amended, and regulations, rulings and judicial decisions as of the date of this Preliminary Prospectus; any authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not consider the potential effects of any state, local or foreign tax laws.

The following summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular United States holder or non-United States holder. Accordingly, United States holders and non-United States holders should consult their own tax advisers with respect to their particular circumstances.

Taxation of Distributions

United States Holders

Subject to the passive foreign investment company rules discussed below, distributions that the Company makes with respect to its common shares, other than distributions in liquidation and distributions in redemption of stock that are treated as exchanges, will be treated as a dividend to the extent that the distributions do not exceed the current and accumulated earnings and profits of the Company. The amount treated as a dividend will include any Canadian withholding tax deducted from the distribution. Under current law, certain dividends received by individuals are taxed at lower rates than items of ordinary income. Distributions, if any, in excess of the current and accumulated earnings and profits of the Company will constitute a nontaxable return of capital to a United States holder and will be applied against and reduce the United States holder’s tax basis in the holder’s common shares. To the extent that these distributions exceed the tax basis of the United States holder in the holder’s common shares, the excess generally will be treated as capital gain.

In the case of distributions in Canadian dollars, the amount of the distributions generally will equal the United States dollar value of the Canadian dollars distributed, determined by reference to the spot currency exchange rate on the date of receipt of the distribution by the United States holder, and the United States holder will realize a separate foreign currency gain or loss only to the extent that gain or loss arises on the actual disposition of foreign currency received. Any foreign currency gain or loss generally will be treated as ordinary income or loss.

Dividends that the Company pays will not be eligible for the dividends-received deduction generally allowed to United States corporations under the Code.

Subject to the limitations set forth in the Code, the Canadian tax withheld or paid with respect to distributions on the Company’s common shares generally may be credited against the United States federal income tax liability of a United States holder if such United States holder makes an appropriate election for the taxable year in which such taxes are paid or accrued. Alternatively, a United States holder who does not elect to credit any foreign taxes paid during the taxable year may deduct such taxes in such taxable year subject to certain requirements. Because the foreign tax credit provisions of the Code are very complex, United States holders should consult their own tax advisors with respect to the claiming of foreign tax credits.

Non-United States Holders

If you are a non-United States holder, dividends paid to you in respect of common shares will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases, you generally will be taxed in the same manner as a United States holder. If you are a corporate non-United States holder, “effectively connected’ dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Sale or Exchange

United States Holders

Subject to the discussion of the passive foreign investment company rules below, upon a sale, exchange or other disposition of common shares of the Company, a United States holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and the United States holder’s adjusted tax basis in the common shares. Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the United States holder has held the Company’s common shares for more than one year. Under current law, long-term capital gains of individuals are generally taxed at lower rates than items of ordinary income.

Non-United States Holders

If you are a non-United States holder, you will not be subject to United States federal income tax on gain recognized on the sale, exchange or other disposition of your common shares unless:

•
the gain is “effectively connected” with your conduct of a trade or business in the United States and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met.

If you are a corporate non-United States holder, “effectively connected” gains that you recognize may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Passive Foreign Investment Company

The Code contains special rules for the taxation of United States holders who own shares in a “passive foreign investment company” (a “PFIC”). A PFIC is a non-United States corporation that meets an income test and/or an asset test in any taxable year. The income test is met if 75% or more of a corporation’s gross income is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income, such as shares of stock, subject to certain exceptions). The asset test is met if at least 50% of the average value of a corporation’s assets produce, or are held for the production of, passive income.

If the Company is classified as a PFIC, a United States holder may be subject to increased tax liability and an interest charge in respect of gain recognized on the sale of such United States holder’s common shares and upon the receipt of certain distributions. Alternatively, if the Company complies with certain information reporting requirements, a United States holder may elect to treat the Company as a “qualified electing fund” (a “QEF”), in which case such United States holder would be required to include in income, in each year that the Company is a PFIC, its pro rata share of the Company’s ordinary earnings and net capital gains, whether or not distributed. However, the Company does not currently intend to provide the information necessary to permit a United States holder to make the QEF election. As another alternative to the foregoing rules, if the Company’s shares constitute “marketable stock” under applicable Treasury regulations, a United States holder may make a mark-to-market election to include in income each year as ordinary income an amount equal to the increase in value of the United States holder’s common shares for that year or to claim a deduction for any decrease in value (but only to the extent of previous mark-to-market gains).

Based on our current and projected income, assets and activities, we do not expect to be classified as a PFIC for our current or any succeeding taxable year. No assurance can be provided, however, that we will not be classified as a PFIC in the future. Accordingly, United States holders should consult their own tax advisors with respect to the United States federal income tax consequences under the PFIC rules and its potential application to their particular situation.

Backup Withholding Tax and Information Reporting

United States Holder

Backup withholding tax at a rate of 28% may apply to payments of dividends and to payments of proceeds of the sale or other disposition of the Company’s common shares within the United States by a non-corporate United States holder, if the holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable requirements of the backup withholding tax rules. Backup withholding tax is not an additional tax and amounts so withheld may be refunded or credited against a United States holder’s United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

In addition, information reporting requirements generally will apply to payments of dividends on, and the proceeds of the sale, exchange or other disposition of the Company’s common shares to a non-corporate United States holder, other than certain exempt recipients.

Non-United States Holder

Non-United States holders are generally exempt from backup withholding tax and information reporting requirements. However, as certain exceptions could apply to subject a non-United States holder to backup withholding tax and information reporting requirements, non-United States holders should consult their own tax advisors with respect to the potential application of backup withholding tax and information reporting requirements to their particular situation.

Certain Canadian Federal Income Tax Considerations

This section summarizes the principal Canadian federal income tax considerations generally applicable to you if you acquire common shares pursuant to this offering and, for purposes of the Income Tax Act, hold such common shares as capital property and deal at arm’s length and are not affiliated with us. Our common shares will generally be considered to be capital property to you unless you hold such common shares in the course of carrying on a business, or you have acquired them in a transaction or transactions considered to be an adventure in the nature of trade.

This summary is based on the current provisions of the Income Tax Act, the regulations thereunder, all specific proposals to amend the Income Tax Act or the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus, and our understanding of the current published administrative practices of the Canada Customs and Revenue Agency.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described in this prospectus.

Residents of Canada

This section of the summary applies to you if, for purposes of the Income Tax Act and any applicable tax treaty or convention, you are resident in Canada at all relevant times. Certain of such persons to whom common shares might not constitute capital property may elect, in certain circumstances, to have the common shares treated as capital property by making the election permitted by subsection 39(4) of the Income Tax Act.

The Income Tax Act contains certain “mark-to-market rules” relating to securities held by certain financial institutions. This summary does not take into account those mark-to-market rules, and if you are a “financial institution” for purposes of such rules, you should consult your own tax advisor.

Taxation of Dividends

Dividends received or deemed to be received on a common share will be included in computing your income for purposes of the Income Tax Act (dividends received in United States dollars must be converted into Canadian dollars). The gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations will apply to such dividends received by an individual, and such dividends received by a corporation normally will be deductible in computing its taxable income. If you are a “private corporation” or a “subject corporation” (as defined in the Income Tax Act), you may be liable under Part IV of the Income Tax Act to pay a refundable tax of 33 1/3% on such dividends to the extent that such dividends are deductible in computing your taxable income.

Disposition of Common Shares

Upon a disposition or a deemed disposition of a common share, you generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the common share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the common share to you. The cost to you of a common share acquired pursuant to this offering will be averaged with the adjusted cost base of any other of our common shares owned by you as capital property for purposes of determining the adjusted cost of each such share to you.

Under the provisions of the Income Tax Act, one-half of any capital gain realized by you will be required to be included in computing your income as a taxable capital gain. Similarly, one-half of any capital loss (an “allowable capital loss”) realized by you may normally be deducted against taxable capital gains realized by you in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be deducted by you against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Income Tax Act in this regard. Capital gains realized by an individual (other than certain specified trusts) may be subject to alternative minimum tax.

The amount of any capital loss realized on the disposition or deemed disposition of a common share by you if you are a corporation may be reduced by the amount of dividends received or deemed to have been received by you on such common share to the extent and in the circumstances prescribed by the Income Tax Act. Similar rules may apply where you are a holder that is a corporation that is a member of a partnership or beneficiary of a trust that owns common shares or that is itself a member of a partnership or a beneficiary of a trust that owns common shares.

If you are a Canadian-controlled private corporation (as defined in the Income Tax Act), you may also be liable to pay a 6 2/3% refundable tax on certain investment income, including taxable capital gains but not including taxable dividends that are deductible in calculating taxable income.

Non-Resident Holders

The following section summarizes the principal Canadian federal income tax considerations generally applicable to you if:

•	at all relevant times, for purposes of the Income Tax Act and any applicable tax treaty or convention, you are not a resident of Canada,
•
you do not use or hold (and will not use or hold) and are not deemed to use or hold the common shares in, or in the course of, carrying on a business in Canada and do not carry on an insurance business in Canada and elsewhere, and

•	your shares do not constitute “taxable Canadian property” for purposes of the Income Tax Act.

Provided that the common shares are listed on a prescribed stock exchange (which includes the Nasdaq Stock Market but excludes the NASD OTC Bulletin Board) at a particular time, the common shares will generally not constitute taxable Canadian property to you at that time. This rule applies unless, at any time during the five-year period immediately preceding that time, 25% or more of the issued shares of any class or series of a class of our capital stock was owned by you, by persons with whom you did not deal at arm’s length or by you and any such persons. Your common shares can be deemed to be taxable Canadian property in certain circumstances set out in the Income Tax Act.

Taxation of Dividends

Dividends on our common shares paid or credited or deemed under the Income Tax Act to be paid or credited to you generally will be subject to Canadian withholding tax at the rate of 25%, subject to any applicable reduction in the rate of withholding in an applicable tax treaty where you are a resident of a country with which Canada has an income tax treaty. If you are a United States resident entitled to benefits under the Canada-United States Income Tax Convention, dividends on common shares generally will be subject to Canadian withholding tax at the rate of 15%. Under the Canada-United States Income Tax Convention, dividends paid to certain religious, scientific, charitable and similar tax-exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed regarding registration of such organizations, we will not be required to withhold tax from dividends paid to such organizations. Qualifying organizations that fail to follow the required administrative procedures will have to file a claim for refund to recover any amounts withheld.

Disposition of Common Shares

You will not be subject to tax under the Income Tax Act in respect of any capital gain realized on the disposition of common shares.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Torys LLP, New York, New York.

EXPERTS

Our financial statements appearing in this prospectus have been audited by Schwartz Levitsky Feldman LLP, independent registered public accountants, to the extent and for the periods set forth in their reports appearing herein, which are included herein in reliance upon such reports, given upon the authority of said firms as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

EvansMartin LLP has reported on the Company’s financial statements presented in accordance with Canadian generally accepted accounting principles since prior to its 2001 fiscal year. Schwartz Levitsky Feldman LLP has been engaged to report on the Company’s financial statements for its fiscal years ended July 31, 2003 and 2004 presented in accordance with U.S. generally accepted accounting principles. The engagement of Schwartz Levitsky Feldman LLP to report on the Company’s financial statements presented in accordance with U.S. generally accepted accounting principles for fiscal 2003 and 2004 was approved by the Company’s board of directors. EvansMartin LLP had previously issued a report on the Company’s financial statements for fiscal 2003 presented in accordance with U.S. generally accepted accounting principles, but they have withdrawn this report as they were not registered with the PCAOB on the date they issued the report. EvansMartin LLP’s report under Canadian generally accepted accounting principles for each of the past two fiscal years did not contain an adverse opinion nor a disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, there were no disagreements with EvansMartin LLP, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EvansMartin LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to our common shares offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the Company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the Company. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, One Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
G.G.S. Plastic Engineering Inc.
Ontario, Canada

We have audited the accompanying balance sheets of G.G.S. Plastic Engineering Inc. (incorporated in Ontario, Canada) as at July 31, 2004, and 2003 and the related statements of operations and comprehensive income, cash flows and stockholders’ deficiency for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of G.G.S. Plastic Engineering Inc. as of July 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in note B to the financial statements, the company has suffered recurring net losses and stockholders’ deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The comparative financial statements of G.G.S. Plastic Engineering Inc. as at July 31, 2003, before restatement, were audited by other auditors who, on the date of their report were not registered with the Public Company Accounting Oversight Board (United States). That report dated September 15, 2003, expressed an unqualified opinion on the statements before restatement. We also audited the adjustments described in note T that were applied to restate the 2003 financial statements. In our opinion, such adjustments are appropriate and have been properly applied.

The financial statements for each of the two years ended July 31, 2004 and 2003 were also presented in accordance with accounting principles generally accepted in Canada and were reported on separately by other auditors who issued unqualified reports dated September 15, 2004 and September 15, 2003, respectively.

/s/ Schwartz Levitsky Feldman LLP
SCHWARTZ LEVITSKY FELDMAN LLP
Chartered Accountants
Toronto, Ontario, Canada
December 15, 2004

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

BALANCE SHEETS	USD

		2003 Restated
July 31,	2004	(See Note T)
ASSETS
Current Assets
Accounts Receivable	$2,272,684	$1,251,372
Investment Tax Credits Receivable	451,264	568,424
Inventories	2,087,435	1,608,004
Prepaid Expenses	7,534	6,742
Total Current Assets	4,818,917	3,434,542

Deferred Charges	81,231	125,061
Rental Deposits	140,251	132,498
Property, Plant and Equipment, Net	5,539,426	4,701,859
Total Assets	$10,579,825	$8,393,960

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
Bank Operating Loan	$2,165,121	$1,417,569
Accounts Payable and Accrued liabilities	1,565,481	921,463
Current Portion of:
Term Loans	450,948	284,354
Obligation Under Capital Leases	336,910	386,357
Deferred Income Taxes	112,515	135,640
Total Current Liabilities	4,630,975	3,145,383

Long-Term Portion of:
Term Loans	1,467,795	1,018,936
Obligation Under Capital Leases	621,288	686,528
Deferred Income Taxes	315,809	274,691
Due to Directors	1,695,118	1,800,361
Total Long-Term Liabilities	4,100,010	3,780,516

Total Liabilities	8,730,985	6,925,899

COMMITMENTS AND CONTINGENCIES - NOTE R and S

Temporary Equity
Redeemable Preference Stock	2,111,119	2,111,119
Total Liabilities and Temporary Equity	10,842,104	9,037,018

STOCKHOLDERS' DEFICIENCY
Preference Stock	26	26
Common Stock	209,959	65
Additional Paid in Capital	280,280	185,437
Redemption Value of Preference Stock	(2,111,119)	(2,111,119)
Retained Earnings	1,207,430	1,218,378
Accumulated Other Comprehensive Income	151,145	64,155
Total Stockholders' Deficiency	(262,279)	(643,058)

Total Liabilities and Stockholders' Deficiency	$10,579,825	$8,393,960

The accompanying notes are an integral part of these financial statements.

G.G.S. PLASTIC ENGINEERING INC. Ontario, Canada
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY								USD
	Number of Preference Shares	Number of Common Shares	Preference Stock	Common Stock (Restated) (See Note T)	Additional Pain in Capital (Restated) (See Note T)	Redemption Value Preferred Stock (Restated) (See Note T)	Retained Earnings (Restated) (See Note T)	Accumulated Other Comprehensive Income (Restated) (See Note T)	Total Stockholders’ Equity (Deficit) (Restated) (See Note T)

Balance - August 1, 2002 (Restated)	4,000	1,000	$26	$65	$—	$(2,111,119)	$1,246,499	$—	$(864,529)

Contributed Capital:
Management Salaries					100,529				100,529
Interest Expense					84,908				84,908

Net Loss			-	-			(28,121)	-	(28,121)

Foreign Currency Translation			-	-			-	64,155	64,155

Balance - July 31, 2003 (Restated)	4,000	1,000	26	65	185,437	(2,111,119)	1,218,378	64,155	(643,058)

Common Stock Split		5,199,000

Contributed Capital:
Common shares		2,400,000		209,894					209,894
Interest Expense					94,843				94,843

Net Loss			-	-			(10,948)	-	(10,948)

Foreign Currency Translation			-	-			-	86,990	86,990

Balance - July 31, 2004	4,000	7,600,000	$26	$209,959	$280,280	$(2,111,119)	$1,207,430	$151,145	$(262,279)

The accompanying notes are an integral part of these financial statements.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME	USD

		2003 Restated
July 31,	2004	(See Note T)

Sales	$11,972,334	$11,623,054

Cost of Sales	10,624,793	10,439,603

Gross Profit	1,347,541	1,183,451

Recovery of Research and Development Costs	402,298	539,132

	1,749,839	1,722,583

Selling and Administrative Expenses
Salaries and Benefits	490,561	319,707
Insurance	191,206	98,420
Automotive	112,015	80,991
Advertising and Promotion	11,731	6,191
Travel	18,837	7,881
Occupancy	27,956	21,374
Office and General	49,050	45,970
Training, Dues and Subscriptions	32,959	15,025
Equipment Rental and Maintenance	41,427	31,284
Telephone	25,344	21,121
Professional Fees	124,975	119,493
Bad Debts	—	26,808
Bank Fees and Interest	586,606	810,435
Amortization
Deferred Charges	50,910	23,641
Office Equipment	3,199	5,347

Total Selling and Administrative Expenses	1,766,776	1,633,688

(Loss) Income Before Income Taxes	(16,937)	88,895

Deferred Income Taxes (recovery)	(5,989)	117,016

Net Loss	(10,948)	(28,121)

Comprehensive Income from
Foreign Currency Translation	86,990	64,155

Comprehensive Income	$76,042	$36,034

Loss per Common share	$(0.00)	$(0.01)

Weighted average number of Common Shares outstanding	6,284,932	5,200,000

The accompanying notes are an integral part of these financial statements.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

SCHEDULE OF PRODUCTION SALES AND COST OF SALES	USD

		2003 Restated
July 31,	2004	(See Note T)

Production Sales	$11,077,794	$10,935,851

Cost of Sales
Materials	3,992,037	4,662,375
Wages	3,312,526	3,252,153
Employee Benefits	360,723	363,450
Sub-Contract	216,492	2,700
Occupancy	371,425	283,972
Utilities	269,362	170,118
Equipment Rental	218,968	186,127
Toolroom Support	155,835	158,083
Miscellaneous Supplies	113,818	116,169
Packaging	89,128	46,664
Repairs and Maintenance	75,743	65,413
Delivery Costs	59,052	48,630
Depreciation	623,042	621,273

Total Cost of Sales	9,858,151	9,977,127

Gross Profit	$1,219,643	$958,724

The accompanying notes are an integral part of these financial statements.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

SCHEDULE OF TOOLING SALES AND COST OF SALES	USD

		2003 Restated
July 31,	2004	(See Note T)

Tooling Sales	$894,540	$687,203

Cost of Sales
Materials	499,647	286,108
Wages	252,820	195,416
Employee Benefits	20,767	16,722
Sub-Contract	99,711	82,739
Repairs and Maintenance	1,991	2,925
Utilities	47,541	36,649
Production Support Recovery	(155,835)	(158,083)

Total Cost of Sales	766,642	462,476

Gross Profit	$127,898	$224,727

The accompanying notes are an integral part of these financial statements.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

STATEMENT OF CASH FLOWS	USD

		2003 Restated
July 31,	2004	(See Note T)

Cash Flows from Operating Activities
Net Loss	$(10,948)	$(28,121)

Non-Cash Adjustments:
Depreciation & Amortization	677,151	650,261
Deferred Income Taxes (recovery)	(5,989)	117,016
Management Salaries	-	100,529
Interest Expense	94,843	84,908

Changes in Assets and Liabilities
Accounts Receivable	(943,688)	586,592
Investment Tax Credits Receivable	149,723	(41,613)
Inventories	(383,551)	40,877
Prepaid Expenses	(396)	(237)
Accounts Payable and Accrued Liabilities	587,361	(639,820)
Net Cash Flows from Operating Activities	164,506	870,392

Cash Flows from Financing Activities
Proceeds (Repayment) of Bank Operating Loan, Net	661,520	(77,759)
Proceeds of Term Loans, Net	536,690	50,862
Repayment of Capital Leases	(176,642)	(503,628)
Deferred Charges	8,759	(42,635)
Advances from (Repayments to) Directors	(149,124)	156,917
Proceeds from issuance of common shares	209,894	—
Net Cash Flows from Financing Activities	1,091,097	(416,243)

Cash Flows from Investing Activities
Purchase of Property, Plant & Equipment	(1,186,074)	(431,714)
Net Cash Flows from Investing Activities	(1,186,074)	(431,714)

Effect of Exchange Rate Changes
on cash and Cash Equivalents	(69,529)	(22,435)

Net Change in Cash and Cash Equivalents	-	-
Cash and Cash Equivalents - Beginning of Year	-	-
Cash and Cash Equivalents - End of Year	$-	$-

Supplemental Disclosures of Cash Flow Information:

Cash Paid During The Year For:
Interest	500,994	463,750
Income Taxes	-	-

Non-Cash Financing Activities:
Capital Contributions	94,843	185,437

The accompanying notes are an integral part of these financial statements.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note A - Nature of Operations
G.G.S. Plastic Engineering Inc (the “Company”) is a manufacturer of automotive parts.
Note B -  Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, they do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classifications of liabilities that might be necessary should the company be unable to continue as a going concern. Continuance of the company as going concern is dependent on its future profitability and on the on-going support of its shareholders, affiliates and creditors.

Note C -	Economic Dependence and concentration of credit risk
The Company derives approximately 40% (2003 - 52%) of its revenue from one customer and purchases 55% (2003 - 48%) of its raw materials from one supplier.
Note D -	Summary of Significant Accounting Policies

This summary of significant accounting policies of G.G.S. Plastic Engineering Inc. is presented to assist in the understanding the Company’s Financial Statements. The financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Financial Instruments
The company’s financial instruments consist of accounts receivable, bank operating loan, accounts payable, due to Directors and long-term debt. Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in the fair value of a financial asset is other than temporary, the financial instrument is written down to its fair value. Unless otherwise indicated, it is management’s opinion that the company is not exposed to significant interest, currency or credit risks arising from these financial instruments.
The carrying amount of the Company’s account receivable, investment tax credits receivable, accounts payable, and accrued liabilities approximates fair values because of the short maturity of those instruments.
Credit Risk

The Company provides credit to its clients in the normal course of its operations. It carries out, on a continuing basis, credit checks on its clients and maintains provisions for contingent credit losses, which, once they materialize, are consistent with management’s forecasts. The company does not normally require a guarantor.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note D -	Summary of Significant Accounting Policies - continued

Concentration of credit risk arises when a group of clients having a similar characteristic such that their ability to meet their obligations is expected to be affected similarly by changes in economic or other conditions. For the company, significant concentrations of credit risk are related to companies who manufacture, and supply products for the automotive industry. As for the accounts receivable, the company has significant risk with respect to a single customer.

Currency Risk
The company is exposed to currency risk to the extent that certain sales and inventory purchases are derived from the United States and are receivable and payable in American dollars.
Interest Rate Risk
The company’s bank indebtedness bears interest at floating rates. These rates may change significantly, affecting future cash flows.
Inventories

Raw material inventories are valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Work in progress and finished goods inventories are valued at the lower of cost (including material and labor and overhead costs based on actual rates) and market (i.e. estimated realizable value less costs to complete and sell).

Deferred Charges
Leasing commissions are amortized on a straight-line basis over the terms of the related leases. Refinancing fees are amortized on a straight-line basis over the term of the debt.
Property, Plant and Equipment

Property, Plant and Equipment are carried at the lower of cost less accumulated amortization, and estimated net recoverable amount. Depreciation is provided over the related assets’ estimated useful lives commencing in the month following acquisition, using the following methods and annual rates:

Machinery 10%	Declining Balance
Production Tooling	20% Declining Balance
Furniture and Fixtures	20% Declining Balance
Computer Hardware	30% Declining Balance
Computer Software 35%	Declining Balance
Leasehold Improvements	Straight-Line Over Terms of Lease

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note D -	Summary of Significant Accounting Policies - continued
Revenue Recognition
Revenue on production contracts is recognized at the time of shipment of the product and there is a reasonable assurance of collection.

Approximately 8% of the company’s revenue is earned from tooling contracts with certain customers. The average lengths of these contracts are from 16 - 24 weeks. Revenue is recognized over the period of the contracts. An anticipated loss, if any, is recognized in income when they first become identifiable.

Operating and Capital Leases
Costs associated with operating leases are expended as incurred. The cost of assets acquired via capital leases are capitalized and depreciated over their useful lives. An offsetting liability is established to reflect the future obligation under capital leases. This liability is reduced by the future principal payments.

Research and Development Costs
Research and development costs are expensed as incurred.
Income Taxes

The company accounts for income tax under the provision of Statements of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and the financial statements bases of assets and liabilities.

Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expenses in the period of enactment. Deferred tax assets may be reduced, if deemed necessary based on a judgmental assessment of available evidence, by a valuation allowance for the amount of any tax benefits which are more likely, based on current circumstances, not expected to be realized.

Foreign Currency Translation
The company’s functional currency is Canadian dollars but this financial statement has been presented in U.S. dollars. Monetary and non-monetary assets and liabilities are translated at currency exchange rates in effect at the balance sheet date. Revenue and expenses are translated at average rates prevailing during the period. Translation gains and losses for the period are reflected in the statement of income. Preferred and common stock and the redemption value of the preferred stock are translated at rates prevailing at the respective transaction dates.
Earning or Loss Per Share

The Company adopted FAS No. 128, “Earnings per Share”, which requires disclosure on the financial statements of “basic” earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note D -	Summary of Significant Accounting Policies - continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the year reported. Actual results could differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary they are reported in earnings in the period, which they become known.

Long-lived assets
The company adopted the provisions of SFAS No. 121, Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of which has been superseded by SFAS No. 144. SFAS No. 144 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances has occurred.
Comprehensive Income
Comprehensive income includes all charges in stockholder’s deficiency during the period except those resulting from investments by stockholders and distribution to stockholders. The Company’s comprehensive income includes net income (loss) and foreign currency translation adjustment.

Recent Pronouncements
SFAS No. 148 - Accounting for stock Based Compensation - Transition and Disclosure, an amendment of SFAS 123 issued December 2002 and permits two additional transition methods for entities that adopt the fair value based method of accounting for stock based employee compensation to avoid the ramp-up effect arising from prospective application. This statement also improves the prominence and clarity of the pro-forma disclosures required by SFAS 123. SFAS 123 was modified FAS 123 R.
SFAS No. 149 - Amendment of SFAS No. 133 on derivative instruments and hedging activities. This statement amends and clarifies the accounting and reporting for derivative instruments embedded in other contracts
SFAS 150 - Accounting for certain financial instruments with characteristics of both liabilities and equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.
SFAS 151 - Inventory Costs—an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).
SFAS 152 - Accounting for Real Estate Time-Sharing Transactions — an amendment of FASB Statements No. 66 and 67 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2.
This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note D -	Summary of Significant Accounting Policies - continued
SFAS 153 - Exchanges of Non-monetary Assets — an amendment of APB Opinion No. 29. The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

SFAS 132 (Revised) - On December 23, 2003, the FASB issued SFAS No. 132 (Revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132R"). SFAS 132R is a replacement of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS 132"). It is effective for fiscal years ended after December 15, 2003 and the applicable current year requirements have been applied in the presentation of the consolidated financial statements. SFAS 132R requires additional disclosures regarding defined benefit pension plan and other post-retirement benefit plan assets, obligations, cash flows and net cost as well as retaining a number of disclosures required by SFAS 132. "Share Based Payment," which will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award-the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments. SFAS No. 123 (Revised) eliminates the use of APB Opinion No. 25. SFAS No. 123 (Revised) is effective for the first interim or annual reporting period that begins after December 15, 2005. Early adoption for interim or annual periods for which financial statements or interim reports have not been issued is encouraged.

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment" (“SFAS 123R”). SFAS 123R revises FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS 123R requires all public and non-public companies to measure and recognize compensation expense for all stock-based payments for services received at the grant-date fair value, with the cost recognized over the vesting period (or the requisite service period). SFAS 123R is effective for non-small business issuers for all interim periods beginning after June 15, 2005. SFAS 123R is effective for small business issuers for all interim periods beginning after December 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal quarter ended September 30, 2005. Retroactive application of the provisions of SFAS 123R to the beginning of the fiscal year that includes the effective date is permitted, but not required. The Company is currently evaluating the impact of SFAS 123R on its consolidated financial statements.
The company believes that the above standards would not have a material impact on its financial position, results of operations or cash flows.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note E -	Investment Tax Credits Receivable and Measurement Uncertainty
Investment and innovative tax credits receivable, earned in connection with research and development activities and after application to reduce income taxes payable, are comprised as follows:

July 31,	2004	2003 (Restated)

Investment and Innovative Tax Credits	$451,264	$568,424

	$451,264	$568,424

The research and development claims for 2003 have been assessed at $523,938. The shortfall has been accounted for during the current year. The research and development claim for 2004 is $482,702 of which $451,264 has been recorded in the accounts. The extent of the overall claim is dependent upon the qualification of each individual project under strict technical criteria and amounts may vary upon review by Canada Revenue Agency. The actual tax credits may range from $-0- to $482,702. Adjustments to the claim, if any, will be accounted for in the year of assessment. The company’s policy of netting tax credits against the related expense complies with the asset liability method where the amount of income tax expense recognized for a period is the amount of income taxes currently payable or refundable, plus or minus the change in aggregate deferred tax asset and liabilities.

Note F -	Inventories
Inventories consisted of the following:

July 31,	2004	2003 (Restated)

Raw Materials	$772,233	$621,107
Work in Progress	155,686	110,345
Finished Goods	865,786	604,574
Maintenance and Tooling Parts	293,730	271,978

Total Inventories	$2,087,435	$1,608,004

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note G -	Deferred Charges
Deferred charges consisted of the following:

July 31,	2004	2003 (Restated)

Leasing Commissions, at Cost	$66,152	$67,758
Accumulated Amortization	51,971	46,048
	14,181	21,710

Refinancing Fees, at Cost	409,023	386,413
Accumulated Amortization	341,973	283,062
	67,050	103,351

	$81,231	$125,061

Amortization expense for 2004 and 2003 was $50,910 and $23,641, respectively.
Note H -	Property Plant and Equipment
Property Plant and Equipment consisted of the following:

	2004		2003 (Restated)

		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization

Machinery	$5,770,740	$2,780,917	$4,509,861	$2,312,842
Production Tooling	835,858	564,098	789,652	468,730
Furniture and Fixtures	380,321	277,695	322,785	214,898
Computer Hardware	220,021	203,409	128,046	111,613
Computer Software	112,136	108,971	105,937	101,336
Leasehold Improvements	1,104,823	847,553	1,008,223	735,325

	$8,423,899	$4,782,643	$6,864,504	$3,944,744

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note H - Property Plant and Equipment (Continued)

	2004		2003 (Restated)

		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization

Capital Leases:
Machinery	$3,314,422	$1,416,252	$2,730,529	$1,084,231
Furniture and Fixtures	—	—	22,674	21,632
Computer Hardware	—	—	345,997	211,238

	3,314,422	1,416,252	3,099,200	1,317,101

	$11,738,321	$6,198,895	$9,963,704	$5,261,845

Net Book Value		$5,539,426		$4,701,859

Depreciation expense for 2004 and 2003 was $626,241 and $626,620, respectively.
Note I -	Bank Operating Loan

The Company has an authorized line of credit of $3,008,424 which bears interest at Congress Financial Corporation’s reference rate plus 2¼% and which is subject to margining requirements monitored daily. Bank indebtedness is secured by a general security agreement representing a first fixed and floating charge covering all assets of the company, except specific equipment postponed to security granted to the Business Development Bank of Canada (Note J).

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note J -	Term Loans
July 31,	2004	2003 (Restated)

Term loan repayable in monthly principal installments of $25,083 with interest at the Business Development Bank of Canada’s (BDC) base rate of 8.4% plus 2%, due February 2008.	$1,078,557	$1,303,290

Term loan repayable in monthly principal installments of $6,897 with interest at the BDC’s floating base rate plus 1.5%, due November 2008.	358,634	—

Term loan repayable in monthly principal installments of $5,599 with interest at the BDC’s floating base rate plus 1.5%, due September 2011.	481,552	—

	$1,918,743	$1,303,290

Principal Installments Due Within One Year	450,948	284,354

	$1,467,795	$1,018,936

Scheduled Principal Repayments
For the Fiscal Year Ended July 31, 2005	$450,948
For the Fiscal Year Ended July 31, 2006	$450,948
For the Fiscal Year Ended July 31, 2007	$450,948
For the Fiscal Year Ended July 31, 2008	$325,521
For the Fiscal Year Ended July 31, 2009	$94,766
After the Fiscal Year Ended July 31, 2009	$145, 612

The scheduled interest payments are variable based on floating rates.
The term loans are secured by a general security agreement with a first fixed charge on specific equipment and a floating charge on all other assets subordinate to security granted to Congress Financial Corporation (Note I), and personal guarantees of directors totaling $1,504,212.
The Company is negotiating with this bank an additional loan in order to acquire a new machine. The term loans above have been stated in US dollars but they will be repaid in Canadian dollars.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note K -	Obligation Under Capital Leases
The following is a summary of future minimum lease payments under the capital leases, together with the balance of the obligation under the leases:

Years Ending July 31,	2004	2003
2004	$-0-	$471,864
2005	414,330	611,949
2006	476,155	64,083
2007	126,008	66,754
2008	21,247	- 0 -
2009	39,352	- 0 -

Total Minimum Lease Payments	$1,077,092	$1,214,650
Less Deferred Interest at rates ranging from 9% to 10%	118,894	141,765
	958,198	1,072,885

Current Portion	336,910	386,357

Long-Term Portion	$621,288	$686,528

Note L -	Segment Information
a) Sales by Geographic Area

July 31,	2004	2003
Canada	$9,302,690	$9,289,171
United States of America	2,669,644	2,333,883
	$11,972,334	$11,623,054

b) Net Loss by Geographic Area
July 31,	2004	2003
Canada	$(8,507)	$(22,474)
United States of America	(2,441)	(5,647)
	$(10,948)	$(28,121)

c) Identifiable Assets by Geographic Areab)
July 31,	2004	2003
Canada	$10,579,825	$8,393,960
United States of America	-	-
	$10,579,825	$8,393,960

d) Revenue and Gross Profit by Operating Segment

July 31,	2004	2003
Production	$11,077,794	$10,935,851
Gross Profit	$1,219,643	$958,724

Tooling	$894,540	$687,203
Gross Profit	$127,898	$224,727

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

NOTES TO FINANCIAL STATEMENTS

Note L -	Segment Information (continued)

e)  Revenues from Major Customers and Concentration of Credit Risk and Purchases from Major Suppliers

As described in Note C, the Company derives approximately 40% (2003 - 52%) of its revenue from one customer and purchases 55% (2003 - 48%) of its raw materials from one supplier.

Note M -	Income Taxes

The company is subject to a combined Federal and Ontario income tax rate of 20% on the first $204,000 (Canadian dollars $275,000) of taxable income and a graduated rate averaging 36% on the balance. The difference between the provision for income taxes in the statement of income and the amount that would be computed by multiplying the income from operations by the applicable income tax rate for the company, results from certain deductions not allowed under the Income Tax Act, primarily life insurance premiums and a portion of promotional and vehicle expenses, and Ontario tax incentives relating to research and development activities.

Deferred income taxes result from capital cost allowance claimed for income tax purposes in excess of amortization deducted in the accounts, and investment tax credits deferred into the next year’s income for income tax purposes.

The company has allowable Federal and Provincial non-capital losses of approximately $500,000 and $2,700,000 respectively, which are available to be applied against future taxable income to and beyond 2009. The benefit of these losses has been recorded in the accounts.

Source of deferred income tax liabilities:	2004	2003 (Restated)

Current liabilities
Investment tax credits	112,515	135,640

Long term Liabilities
Plant and equipment	600,956	522,168
Other assets	(23,917)	(26,795)
Net operating loss carry forward	(261,230)	(220,682)
Source of deferred income tax liabilities:	315,809	274,691

Total deferred income tax liability	428,324	410,331

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note N -	Due to Directors

Advances from directors bear interest at 5% and are secured by a general security agreement. They have no specific terms of repayment and have been postponed in favor of the bank operating loan (Note I) and term loans (Note J). No payment will be required during the upcoming fiscal year. The directors have waived their right to the interest for the current year in the amount of $94,843 and $84,908 for 2003, which was recorded as part of common stock paid in capital.

A general security agreement has been granted to a third party as security for personal loans to the directors of the Company, which has been postponed to Congress Financial Corporation (Note I) and The Business Development Bank of Canada (Note J).

Note O -	Preference Shares

July 31,	2004	2003 (Restated)

Authorized - an unlimited number of:

Class A, 6% non-cumulative dividends, redeemable and retractable at $1,185 per share, non-voting preference shares.

Class B, 6% non-cumulative dividends, redeemable at fair market value, voting preference shares.

Issued:
2,000 Class A preference shares (redemption value $2,111,119)	$13	$13
2,000 Class B preference shares (redemption value $13)	13	13

	$26	$26

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note P -	Common Shares

July 31,	2004	2003 (Restated)

Authorized - an unlimited number of Common Shares
Issued - 7,600,000 Common Shares (1,000 in 2003)	$209,959	$65

During the year and pursuant to the Ontario Business Corporations Act, the Articles of the corporation were amended by subdividing the 1,000 issued and outstanding common shares of the corporation into 5,200,000 common shares. The weighed average number of Common Stock for 2003 have been restated in order to make it comparable.

On February 2004, 2,400,000 common shares in the capital of the corporation were issued. The directors fixed the sum of eight point three cents (US$0.083) in United States dollars as the consideration for the issuance of each such share.

Note Q -	Bank Fees and Interest

Bank fees and interest consisted of the following:

July 31,	2004	2003 (Restated)

Bank Charges	$24,362	$22,202
Bank Audit and Monitoring Fees	76,067	141,822
Refinancing Fees and IPO Deferred Charges	-	183,173
Operating Loan Interest Expense	142,616	134,106
Term Loans Interest Expense	165,279	107,172
Capital Lease Interest Expense	98,256	137,564
Shareholder’s Interest Expense	94,843	84,908
Interest Income	(14,817)	(513)
	$586,606	$810,434

Note R -	Lease Commitments

Management relocated its operations to new premises and entered into a ten year lease effective June 1998. The company remains committed under the lease of its prior premises until the year 2006, with the total remaining lease commitments aggregating to $360,730. In 1998, the company subleased these premises for the balance of the lease term. The company does not expect to incur additional cost, however, if the sublessee is unable to meet its obligation under the terms of the sublease, the company would be responsible for any deficiency.

The company is committed to the following minimum annual lease payments for equipment and premises, net of sublease arrangements:

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
NOTES TO FINANCIAL STATEMENTS

Note R - Lease Commitments (continued)

Years Ending July 31,	Premises	Equipment

2005	$230,703	$114,161
2006	234,113	32,561
2007	244,436	21,247
2008	224,067	21,247
2009	-	16,749

Note S -	Commitments

During 2002, the company entered into an agreement to pay $100,000 USD to pursue becoming a fully compliant and listed public company quoted on the NASDAQ lower board, followed by a best efforts private placement of the company’s shares to raise $2,000,000 USD. As of July 31, 2004, $60,000 USD of this fee has been paid. Proceedings with the Securities and Exchange Commission regarding the listing are ongoing. Under this agreement the company is also committed to further fees and commissions as may be required for third party consultants or brokers. Under agreement with other consultants, the company is committed to an additional fee of 5% of gross proceeds from the share offering, plus related expenses.

Note T -	Restatement

The comparative figures previously audited by other auditors have been restated to give effect to the following adjustments as detailed bellow:

Name of the account	Restated 2003	2003 Previously reported	Difference	Reference number
Deferred Charges	$125,061	$371,176	$(246,115)	1
Rental Deposits	132,498	142,858	(10,360)	2
Property, Plant & Equipment, Net	4,701,859	4,171,957	529,902	3
Obligation Under Capital Leases	386,357	348,480	37,877	3
Deferred Income Taxes	274,691	200,512	74,179	4
Redeemable Preference Stock	2,111,119	-	2,111,119	5
Additional Paid in Capital	185,437	-	185,437	6
Retained Earnings	$1,218,378	$1,306,590	$(88,212)
Net (Loss) Income	(28,121)	259,872	(287,993)
Loss per Common Shares	(0.01)	-	(0.01)

1-	Write off certain deferred charges.
2-	Net effect of adjustments to rental deposits.
3-	Capitalization of leases previously classified as operating leases.
4-	To give effect to the impact of the restatements.
5-	As required by Rule 5-02.28 of regulation S-X related to redeemable preference stock.
6-	Non-monetary transactions during the year.

The adjustments above represent corrections of unintentional errors detected during 2005 in the previously reported financial statements. The 2003 amounts previously reported were denominated in Canadian dollars. The above amounts are reflected in United States dollars at the appropriate prevailing rates.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
(UNAUDITED)
BALANCE SHEETS	USD

	April 30,	July 31, 2004
	2005	Audited
ASSETS
Current Assets
Accounts Receivable	$2,836,880	$2,272,684
Investment Tax Credits Receivable	873,987	451,264
Inventories	2,599,191	2,087,435
Prepaid Expenses	5,761	7,534
Total Current Assets	6,315,819	4,818,917

Deferred Charges	49,554	81,231
Rental Deposits	148,163	140,251
Property, Plant and Equipment, Net	5,574,368	5,539,426
Total Assets	$12,087,904	$10,579,825

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current Liabilities
Bank Operating Loan	$2,848,810	$2,165,121
Accounts Payable and Accruals	1,892,079	1,565,481
Current Portion of:
Due to Directors	230,415
Term Loans	476,386	450,948
Obligation Under Capital Leases	339,492	336,910
Deferred Income Taxes	108,851	112,515
Total Current Liabilities	5,896,033	4,630,975

Long-Term Portion of:
Term Loans	1,193,306	1,467,795
Obligation Under Capital Leases	543,344	621,288
Deferred Income Taxes	343,636	315,809
Due to Directors	1,870,195	1,695,118
Total Long-Term Liabilities	3,950,481	4,100,010

Total Liabilities	9,846,514	8,730,985

Temporary Equity
Redeemable Preference Stock	2,111,119	2,111,119
Total Liabilities and Temporary Equity	11,957,633	10,842,104

COMMITMENTS AND CONTINGENCIES - NOTE L and P

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preference Stock	26	26
Common Stock	236,685	209,959
Paid In Capital	353,783	280,280
Redemption Value of Preference Stock	(2,111,119)	(2,111,119)
Retained Earnings	1,403,372	1,207,430
Accumulated Comprehensive Income	247,524	151,145
Total Stockholders' Equity (Deficiency)	130,271	(262,279)

Total Liabilities and Stockholders' Equity (Deficiency)	$12,087,904	$10,579,825

G.G.S. PLASTIC ENGINEERING INC. Ontario, Canada (UNAUDITED)
INTERIM STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)								USD
	Number of Preference Shares	Number of Common Shares	Preference Stock	Common Stock	Paid in Capital	Redemption Value Preference Stock	Retained Earnings	Accumulated Comprehensive Income	Total Stockholders' Equity (Deficit)

Balance-July 31, 2003(Restated)	4,000	1,000	$26	$65	$185,437	$(2,111,119)	$1,218,378	$64,155	$(643,058)

Common stock split		5,199,000

Contributed Capital: Common stock Interest Expense		2,400,000		209,894	94,843				209,894 94,843

Net Loss			-				(10,948)	-	(10,948)

Comprehensive Income			-				-	86,990	86,990

Balance-July 31, 2004	4,000	7,600,000	26	209,959	280,280	(2,111,119)	1,207,430	151,145	(262,279)

Contributed Capital: Common stock-Salaries Interest Expense		72,200		8,719	91,510				8,719 91,510

Net Income			-				195,942	-	195,942

Comprehensive Income			-				-	96,379	96,379

Balance-April 30, 2005	4,000	$7,672,200	$26	$218,678	$371,790	$(2,111,119)	$1,403,372	$247,524	$130,271

The accompanying notes are an integral part of these financial statements.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
(UNAUDITED)

INTERIM STATEMENTS OF EARNINGS AND OPERATIONS AND COMPREHENSIVE INCOME USD

	April 30, 2005	April 30, 2004

Sales	$10,529,816	$9,256,241

Cost of Sales	9,012,145	8,320,750

Gross Profit	1,517,671	935,491

Recovery of Research and Development Costs	402,534	484,997

	1,920,205	1,420,488

Selling and Administrative Expenses
Salaries and Benefits	559,758	359,259
Insurance	159,583	142,437
Automotive	76,469	87,323
Advertising and Promotion	33,403	39,155
Travel	23,918	9,260
Occupancy	139,326	86,410
Office and General	67,174	95,173
Training, Dues and Subscriptions	23,412	30,055
Telephone	25,907	18,820
Professional Fees	129,292	87,672
Bank Fees and Interest	454,280	458,672
Amortization
Deferred Charges	29,676	18,858
Office Equipment	2,065	2,403

Total Selling and Administrative Expenses	1,724,263	1,435,497

Income Before Income Taxes	195,942	(15,009)

Deferred Income Taxes		(8,190)

Net Income	195,942	(6,819)

Comprehensive Income
Foreign Currency Translation	96,379	32,041

Comprehensive Income	$292,321	$25,222

Loss per Common share	$0.03	$(0.00)

Weighted average number of Common Shares outstanding	7,613,261	5,640,816

The accompanying notes are an integral part of these financial statements.

F-

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
(UNAUDITED)

INTERIM SCHEDULE OF PRODUCTION SALES AND COST OF SALES	USD

	April 30,	April 30,
	2005	2004

Production Sales	$9,553,399	$8,558,283

Cost of Sales
Materials	3,554,162	3,112,369
Wages	2,496,611	2,465,353
Employee Benefits	364,576	350,765
Sub-Contract	236,583	259,429
Occupancy	251,228	169,332
Utilities	229,766	223,380
Equipment Rental	141,713	162,202
Toolroom Support	133,748	125,457
Miscellaneous Supplies	97,247	79,834
Packaging	41,267	75,463
Repairs and Maintenance	56,162	64,104
Delivery Costs	114,185	43,490
Depreciation	561,155	484,086

Total Cost of Sales	8,278,403	7,615,264

Gross Profit	$1,274,996	$943,019

The accompanying notes are an integral part of these financial statements.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
(UNAUDITED)

INTERIM SCHEDULE OF TOOLING SALES AND COST OF SALES	USD

	April 30,	April 30,
	2005	2004

Tooling Sales	$976,417	$697,958

Cost of Sales
Materials	425,125	395,834
Wages	221,507	168,913
Employee Benefits	25,061	19,687
Sub-Contract	158,267	208,351
Repairs and Maintenance	357	377
Utilities	37,173	37,781
Production Support Recovery	(133,748)	(125,457)

Total Cost of Sales	733,742	705,486

Gross Profit	$242,675	$(7,528)

The accompanying notes are an integral part of these financial statements.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada
(UNAUDITED)

INTERIM STATEMENT OF CASH FLOWS	USD

	April 30,	April 30,
	2005	2004

Cash Flows from Operating Activities
Net Income	$195,942	$(10,948)

Non-Cash Adjustments:
Depreciation & Amortization	592,896	505,309
Deferred Income Taxes	—	(8,190)
Salaries	8,719	—
Interest Expense	91,510	94,843

Changes in Assets and Liabilities
Accounts Receivable	(441,771)	(696,256)
Investment Tax Credits Receivable	(402,534)	(425,722)
Inventory	(399,224)	(325,207)
Prepaid Expenses	(1,869)	1,805
Deferred Charges	—	(339,539)
Rental Deposits	—	(2,073)
Accounts Payable and Accrued Liabilities	241,445	610,076
Net Cash Flows from Operating Activities	(114,886)	(595,902)

Cash Flows from Financing Activities
Proceeds (Repayment) of Operating Loan, Net	568,996	881,492
Proceeds (Repayment) of Bank Term Loan, Net	(362,027)	649,808
Repayment of Capital Leases	(131,133)	(312,872)
Advances from Directors	313,977	(89,959)
Net Cash Flows from Financing Activities	389,813	1,128,469

Cash Flows from Investing Activities
Common Stock		209,894
Purchase of Capital Assets	(281,992)	(707,774)
Net Cash Flows from Investing Activities	(281,992)	(497,880)

Effect of Exchange Rate Changes
on Cash and Cash Equivalents	7,065	(34,687)

Net Change in Cash and Cash Equivalents	-	-
Cash and Cash Equivalents - Beginning of Period	-	-
Cash and Cash Equivalents - End of Period	$-	$-

Supplemental Disclosures of Cash Flow Information:

Cash Paid During The Year For:
Interest	380,777	462,597
Income Taxes	-	-

Non-Cash Financing Activities:
Capital Contributions and stock issued	100,229	94,843

The accompanying notes are an integral part of these financial statements.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note A -	Basis of Presentation

In the opinion of management of G.G.S. Plastic Engineering Inc. (“the Company”), the unaudited financial statements contain all adjustments, consisting solely of adjustments of a normal recurring nature, necessary to present fairly the financial position, results of operations, and cash flows for the period presented. These statements should be read in conjunction with the Company’s audited Annual Financial Statements for the fiscal year ended July 31, 2004 as presented in Registration Statement on Form SB-2 (Amendment No.2). The results of operations for the nine-month period ended April 30, 2005 are not necessarily indicative of the results for the full year.

Note B -	Nature of Operations

The Company is a manufacturer of automotive parts.

Note C -	Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, they do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classifications of liabilities that might be necessary should the company be unable to continue as a going concern. Continuance of the company as going concern is dependent on its future profitability and on the on-going support of its shareholders, affiliates and creditors.

Note D -	Economic Dependence and concentration of credit risk

The Company derives approximately 75% of its revenue from two customers and purchases 55% of its raw materials from one supplier.

Note E -	Summary of Significant Accounting Policies

This summary of significant accounting policies of G.G.S. Plastic Engineering Inc. is presented to assist in the understanding the Company’s Financial Statements. The financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Financial Instruments

The company’s financial instruments consist of accounts receivable, bank operating loan, accounts payable, due to Directors and long-term debt. Financial instruments are initially recorded at historical cost. If subsequent circumstances indicate that a decline in the fair value of a financial asset is other than temporary, the financial instrument is written down to its fair value. Unless otherwise indicated, it is management’s opinion that the company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

The carrying amount of the Company’s account receivable, investment tax credits receivable, accounts payable, and accrued liabilities approximates fair values because of the short maturity of those instruments.

Credit Risk

The Company provides credit to its clients in the normal course of its operations. It carries out, on a continuing basis, credit checks on its clients and maintains provisions for contingent credit losses, which, once they materialize, are consistent with management’s forecasts. The company does not normally require a guarantor.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Concentration of credit risk arises when a group of clients having a similar characteristic such that their ability to meet their obligations is expected to be affected similarly by changes in economic or other conditions. For the company, significant concentrations of credit risk are related to companies who manufacture, and supply products for the automotive industry. As for the accounts receivable, the company has significant risk with respect to a single customer.

Currency Risk

The company is exposed to currency risk to the extent that certain sales and inventory purchases are derived from the United States and are receivable and payable in American dollars.

Interest Rate Risk

The company’s bank indebtedness bears interest at floating rates. These rates may change significantly, affecting future cash flows.

Inventories

Raw material inventories are valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Work in progress and finished goods inventories are valued at the lower of cost (including material and labor and overhead costs based on actual rates) and market (i.e. estimated realizable value less costs to complete and sell).

Deferred Charges

Leasing commissions are amortized on a straight-line basis over the terms of the related leases. Refinancing fees are amortized on a straight-line basis over the term of the debt.

Property, Plant and Equipment

Property, Plant and Equipment are carried at the lower of cost less accumulated amortization, and estimated net recoverable amount. Depreciation is provided over the related assets’ estimated useful lives commencing in the month following acquisition, using the following methods and annual rates:

Machinery	10%Declining Balance
Production Tooling	20% Declining Balance
Furniture and Fixtures	20% Declining Balance
Computer Hardware	30% Declining Balance
Computer Software	35% Declining Balance
Leasehold Improvements	Straight-Line Over Terms of Lease

- continued -

Note E -	Summary of Significant Accounting Policies - continued

Revenue Recognition

Revenue on production contracts is recognized at the time of shipment of the product and there is a reasonable assurance of collection.

Approximately 8% of the company’s revenue is earned from tooling contracts with certain customers. The average lengths of these contracts are from 16 - 24 weeks. Revenue is recognized over the period of the contracts. An anticipated loss, if any, is recognized in income when they first become identifiable.

Operating and Capital Leases

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Costs associated with operating leases are expended as incurred. The cost of assets acquired via capital leases are capitalized and depreciated over their useful lives. An offsetting liability is established to reflect the future obligation under capital leases. This liability is reduced by the future principal payments.

Research and Development Costs

Research and development costs are expensed as incurred.

Income Taxes

The company accounts for income tax under the provision of Statements of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and the financial statements bases of assets and liabilities.

Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to tax expenses in the period of enactment. Deferred tax assets may be reduced, if deemed necessary based on a judgmental assessment of available evidence, by a valuation allowance for the amount of any tax benefits which are more likely, based on current circumstances, not expected to be realized.

Foreign Currency Translation

The company’s functional currency is Canadian dollars but this financial statement has been presented in U.S. dollars. Monetary and non-monetary assets and liabilities are translated at currency exchange rates in effect at the balance sheet date. Revenue and expenses are translated at average rates prevailing during the period. Translation gains and losses for the period are reflected in the statement of income. Preferred and common stock and the redemption value of the preferred stock are translated at rates prevailing at the respective transaction dates.

Earning or Loss Per Share

The Company adopted FAS No. 128, “Earnings per Share”, which requires disclosure on the financial statements of “basic” earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note E -	Summary of Significant Accounting Policies - continued

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the year reported. Actual results could differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary they are reported in earnings in the period, which they become known.

Long-lived assets

The company adopted the provisions of SFAS No. 121, Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of which has been superseded by SFAS No. 144. SFAS No. 144 requires that long-lived assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances has occurred.

Comprehensive Income

Comprehensive income includes all charges in stockholder’s deficiency during the period except those resulting from investments by stockholders and distribution to stockholders. The Company’s comprehensive income includes net income (loss) and foreign currency translation adjustment.

Note F -	Investment Tax Credits Receivable and Measurement Uncertainty

Investment and innovative tax credits receivable, earned in connection with research and development activities and after application to reduce income taxes payable, are comprised as follows:

July 31,	April 30, 2005 (Unaudited)	July 31, 2004

Investment and Innovative Tax Credits	$873,987	$451,264

	$873,987	$451,264

The research and development claims up to April 30, 2005 is estimated in $422,723. The research and development claim for 2004 is $482,702 of which $451,264 has been recorded in the accounts. The extent of the overall claim is dependent upon the qualification of each individual project under strict technical criteria and amounts may vary upon review by Canada Revenue Agency. The actual tax credits may range from $-0- to $482,702. Adjustments to the claim, if any, will be accounted for in the year of assessment. The company’s policy of netting tax credits against the related expense complies with the asset liability method where the amount of income tax expense recognized for a period is the amount of income taxes currently payable or refundable, plus or minus the change in aggregate deferred tax asset and liabilities.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note G -	Inventories

Inventories consisted of the following:

	April 30, 2005 (Unaudited)	July 31, 2004

Raw Materials	$1,017,266	$772,233
Work in Progress	241,485	155,686
Finished Goods	897,454	865,786
Maintenance and Tooling Parts	442,986	293,730

Total Inventories	2,599,191	2,087,435

Note H -	Deferred Charges

Deferred charges consisted of the following:

	April 30, 2005 (Unaudited)	July 31, 2004

Leasing Commissions, at Cost	$66,152	$66,152
Accumulated Amortization	58,091	51,971
	8,061	14,181

Refinancing Fees, at Cost	416,087	409,023
Accumulated Amortization	374,594	341,973
	41,493	67,050

	$49,554	$81,231

Amortization expense for April 30, 2005 and July 31, 2004 was $29,676 and $50,910, respectively.

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note I -	Property Plant and Equipment

Property Plant and Equipment consisted of the following:

	April 30, 2005 (Unaudited)		July 31, 2004

		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization

Machinery	$6,284,968	$3,174,679	$5,770,740	$2,780,917
Production Tooling	883,010	638,982	835,858	564,098
Furniture and Fixtures	482,803	309,621	380,321	277,695
Computer Hardware	235,377	218,831	220,021	203,409
Computer Software	118,695	115,997	112,136	108,971
Leasehold Improvements	1,172,555	994,847	1,104,823	847,553
Capital Leases:
Machinery	3,501,403	1,651,487	$3,314,422	$1,416,252

	$12,678,811	$7,104,443	$11,738,321	$6,198,895

Net Book Value		$5,574,368		$5,539,426

Depreciation expense for April 30, 2005 and July 31, 2004 was 563,220 and $626,241, respectively.

Note J -	Bank Operating Loan

The Company has an authorized line of credit of $3,008,424 which bears interest at Congress Financial Corporation’s reference rate plus 2¼% and which is subject to margining requirements monitored daily. Bank indebtedness is secured by a general security agreement representing a first fixed and floating charge covering all assets of the company, except specific equipment postponed to security granted to the Business Development Bank of Canada (Note K).

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note K -	Term Loans

July 31,	April 30, 2005 (Unaudited)	July 31, 2004

Term loan repayable in monthly principal installments of $25,083 with interest at the Business Development Bank of Canada’s (BDC) base rate of 8.4% plus 2%, due February 2008.	$927,419	$1,078,557

Term loan repayable in monthly principal installments of $6,897 with interest at the BDC’s floating base rate plus 1.5%, due November 2008.	320,578	358,634

Term loan repayable in monthly principal installments of $5,599 with interest at the BDC’s floating base rate plus 1.5%, due September 2011.	421,695	481,552

	$1,669,692	$1,918,743

Principal Installments Due Within One Year	476,386	450,948

	$1,193,307	$1,467,795
The term loans are secured by a general security agreement with a first fixed charge on specific equipment and a floating charge on all other assets subordinate to security granted to Congress Financial Corporation (Note J), and personal guarantees of directors totaling $1,504,212.

The Company is negotiating with this bank an additional loan in order to acquire a new machine. The term loans above have been stated in US dollars but they will be repaid in Canadian dollars.

Note L -	Obligation Under Capital Leases
The following is a summary of future minimum lease payments under the capital leases, together with the balance of the obligation under the leases:

Years Ending July 31,	April 30, 2005 (Unaudited)	July 31, 2004

2005	108,009	414,330
2006	697,272	476,155
2007	126,008	126,008
2008	21,247	21,247
2009	39,352	39,352

Total Minimum Lease Payments	991,888	$1,077,092
Less Deferred Interest at rates ranging from 9% to 10%	109,052	118,894
	882,836	958,198

Current Portion	339,492	336,910

Long-Term Portion	$543,344	$621,288

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note M -	Due to Directors

Advances from directors bear interest at 5% and are secured by a general security agreement. They have no specific terms of repayment and have been postponed in favor of the bank operating loan (Note I) and term loans (Note J). No payment will be required during the upcoming fiscal year. The directors have waived their right to the interest for April 30, 2005 and July 31, 2004 year in the amount of $70,132 and $94,843 respectively, which were recorded as part of common stock paid in capital.

A general security agreement has been granted to a third party as security for personal loans to the directors of the Company, which has been postponed to Congress Financial Corporation (Note I) and The Business Development Bank of Canada (Note K).

Note N -	Preference Shares

July 31,	April 30, 2005 (Unaudited)	July 31, 2004

Authorized - an unlimited number of:

Class A, 6% non-cumulative dividends, redeemable and retractable at $1,185 per share, non-voting preference shares.

Class B, 6% non-cumulative dividends, redeemable at fair market value, voting preference shares.

Issued:
2,000 Class A preference shares (redemption value $2,111,119)	$13	$13
2,000 Class B preference shares (redemption value $13)	13	13

	$26	$26

G.G.S. PLASTIC ENGINEERING INC.
Ontario, Canada

NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

Note O - Common Stock

	April 30, 2005 (Unaudited)	July 31, 2004

Authorized - an unlimited number of Common Stocks
Issued - 7,939,960 Common Stock (1,000 in 2003)	$236,685	$209,959

During the year and pursuant to the Ontario Business Corporations Act, the Articles of the corporation were amended by subdividing the 1,000 issued and outstanding common stocks of the corporation into 5,200,000 common stocks. The weighed average number of Common Stocks for 2003 have been restated in order to make it comparable.

On February 2004, 2,400,000 common stocks in the capital of the corporation were issued. The directors fixed the sum of eight point three cents (US$0.083) in United States dollars as the consideration for the issuance of each such stock.

On March 2005, the Company issued 72,200 common stock as stock compensation to certain employees. The stock compensation was measured at US $0.12 per stock as an estimation of the fair value of the common stock.

Note P -	Commitments

During 2002, the company entered into an agreement to pay $100,000 USD to pursue becoming a fully compliant and listed public company quoted on the NASDAQ lower board, followed by a best efforts private placement of the company’s shares to raise $2,000,000 USD. As of July 31, 2004, $60,000 USD of this fee has been paid. Proceedings with the Securities and Exchange Commission regarding the listing are ongoing. Under this agreement the company is also committed to further fees and commissions as may be required for third party consultants or brokers. Under agreement with other consultants, the company is committed to an additional fee of 5% of gross proceeds from the share offering, plus related expenses.

PART I
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

As permitted by Section 147 subpart 2 of the Ontario Business Corporations Act, the Company’s by-laws provide that G.G.S. may indemnify any officer or director against any liability, loss, damage or expense incurred or suffered by the officer or director in the individual’s capacity as officer or director, except for liability resulting from intentional misconduct or neglect.

Item 25. Other Expenses of Issuance and Distribution

SEC registration fee	$162
Transfer agent fees	2,500
Accounting fees and expenses	25,000
Legal fees and expenses	30,000
Printing and engraving costs	15,000
Total	$72,662

All amounts other than the SEC registration fee are estimates. We will pay all of the expenses of the offering, except that the selling shareholders will pay all brokerage or other commissions or other costs of sale.

Item 26. Recent Sales of Unregistered Securities

In February of 2004 (subsequent to the 5,200-for-1 split of the common shares which was effected on November 19, 2003) the Company issued an aggregate of 2,400,000 common shares to five private investors (the selling shareholders) for $200,000 pursuant to a private placement. In connection with this transaction, the Company relied upon the exemption from registration provided by Regulation S (“Regulation S”) under the Securities Act of 1933 (the “Act”) as all of such shares were sold to non-U.S. persons in offshore transactions (as defined in Regulation S). In addition, in March 2005 the Company issued an aggregate of 72,200 common shares to 48 employees for services rendered valued at $0.12 per share. In June 2005, the bonus shares were retracted by the Company and re-issued at the value of $.083 per share, which was consistent with the price paid by the selling shareholders. In connection with this transaction, the Company relied upon the exemption from registration provided by Regulation S under the Act as all of such shares were issued to employees who are non-U.S. persons in offshore transactions (as defined in Regulation S).

Item 27. Exhibits

3.1	Articles of Incorporation, as amended to date*
3.2	By-laws*
5.1	Opinion of Torys LLP*
16.1	Letter from EvansMartin LLP pursuant to Item 304 of Registration S-B

23.1	Consent of Torys LLP (contained in Exhibit 5.1)*
23.2	Consent of Schwartz Levitsky Feldman LLP
99.1	Lease dated March 6, 1998 between the Company and DiGregorio Investments Ltd.*
99.2	Loan Agreement dated February 1, 2003 between the Company and Congress Financial Corporation (Canada)*
99.3	Form F-X*
99.4	Sublease dated May 15, 1998 between the Company and Games Trader Inc. and Sublease dated October 1, 1998 between the Company and Formost Data Products Inc.*
99.5	Lease dated August 22, 1989 between the Company and Slough Estates Canada Limited, together with Lease Amending and Extending Agreement and Landlord’s Consents to Sublease*
99.6	Waivers of interest payments*
99.7	Collective Bargaining Agreement with Teamsters Local 938*

___________________________
*Previously Filed

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorizes this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of Bolton, Province of Ontario, Canada on the 2nd day of August, 2005.

G.G.S. PLASTIC ENGINEERING INC.

Date:	By:	/s/ Goyko Martinovic
Goyko Martinovic, President
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Goyko Martinovic (Goyko Martinovic)	President, Chief Executive Officer and Director (principal executive officer)	August 2, 2005
/s/ Gavrilo Martinovic (Gavrilo Martinovic)	Chief Financial Officer and Director (principal financial and accounting officer)	August 2, 2005

CONSENT OF COUNSEL

The consent of Torys LLP is contained in its opinion filed as Exhibit 5.1 to the Registration Statement.